UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AMERICAN EAGLE OUTFITTERS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
	(4)	Proposed maximum aggregate value of transaction: N/A

	(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount previously paid: N/A
	(2)	Form, Schedule or Registration Statement No.: N/A
	(3)	Filing party: N/A
	(4)	Date Filed: N/A

AMERICAN EAGLE OUTFITTERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held

May 29, 2014

and

PROXY STATEMENT

American Eagle Outfitters, Inc.

77 Hot Metal Street

Pittsburgh, Pennsylvania 15203

412-432-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 29, 2014

April 17, 2014

To the Stockholders of

American Eagle Outfitters, Inc.:

The 2014 Annual Meeting of Stockholders of American Eagle Outfitters, Inc., a Delaware corporation (the “Company”), will be held at the Company’s offices located at 417 Fifth Avenue, 8th Floor, New York, New York on Thursday, May 29, 2014, at 11:00 a.m., local time, for the following purposes:

1.	To elect three Class I directors to serve until the 2017 Annual Meeting of Stockholders, or until their successors are duly elected and qualified. The nominees are: Michael G. Jesselson; Roger S. Markfield; and Jay L. Schottenstein;

2.	To hold an advisory vote on the compensation of our named executive officers;

3.	To approve the Company’s 2014 Stock Award and Incentive Plan;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

We have elected to furnish proxy materials and our Fiscal 2013 Annual Report on Form 10-K (“Annual Report”) to many of our stockholders over the Internet pursuant to the rules of the U.S. Securities and Exchange Commission. On or about April 17, 2014, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. All other stockholders received a copy of the Proxy Statement and Annual Report by mail. The Notice also contains instructions on how you can elect to receive a printed copy of the Proxy Statement and Annual Report, if you only received a Notice by mail.

Whether or not you plan to attend the meeting, please vote your shares promptly as outlined in the following Proxy Statement. If you attend the meeting, you may vote in person and your proxy will not be used.

By Order of the Board of Directors

Jennifer B. Stoecklein Corporate Secretary

AMERICAN EAGLE OUTFITTERS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 29, 2014

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of American Eagle Outfitters, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on May 29, 2014, at 11:00 a.m., local time, at the Company’s offices located at 417 Fifth Avenue, 8th Floor, New York, New York and at any adjournment thereof. It is being mailed to the stockholders on or about April 17, 2014. (“We,” “our,” and the “Company” refer to American Eagle Outfitters, Inc.)

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote?

Stockholders of record at the close of business on April 4, 2014, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. As of the record date, there were 194,397,536 shares of Common Stock, par value $0.01 per share, outstanding and entitled to vote. Each share that you own entitles you to one vote.

What is the purpose of the Annual Meeting?

Stockholders will be asked to vote on the following matters at the Annual Meeting:

1.	The election of three Class I directors to serve until the 2017 Annual Meeting of Stockholders, or until their successors are duly elected and qualified. The nominees are: Michael G. Jesselson; Roger S. Markfield; and Jay L. Schottenstein;

2.	An advisory vote on the compensation of our named executive officers;

3.	The approval of the Company’s 2014 Stock Award and Incentive Plan; and

4.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015.

How does the Board recommend I vote on these proposals?

The Board of Directors recommends a vote:

•	FOR each of the nominees for director listed in this Proxy Statement;

•	FOR the approval of the compensation of our named executive officers;

•	FOR the approval of the Company’s 2014 Stock Award and Incentive Plan; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015.

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and protect the environment, we have elected to provide access to our proxy materials and Fiscal 2013 Annual Report on Form 10-K (“Annual Report”) on the Internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”) for the electronic distribution of proxy materials. On or about April 17, 2014, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

How do I vote my shares?

If your shares are registered directly in your name (i.e., you are a “registered stockholder”), you received a Notice. You should follow the instructions on the Notice in order to ensure that your vote is counted. Alternatively, you may attend and vote in person at the Annual Meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (i.e., your shares are held in “street name”), you should receive either a Notice or a voting instruction form along with a Proxy Statement. You should follow the instructions on the Notice or the voting instruction form in order to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or agent that holds your shares to present at the meeting.

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice to the Company (Attention: Jennifer B. Stoecklein, Corporate Secretary), by submitting a properly executed proxy bearing a later date or by attending the meeting and voting in person.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by attending the Annual Meeting and voting in person.

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum will be present if a majority of the outstanding shares of the Company’s common stock, as of the close of business on the record date, are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 194,397,536 shares of Common Stock outstanding and entitled to vote. Therefore, 97,198,769 shares will be required to be represented by stockholders present at the meeting or by proxy in order to establish a quorum.

Abstentions and broker non-votes will count as present in determining whether there is a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the ratification of the appointment of an independent registered public accounting firm, but not on “non-routine” matters, such as the election of directors, the advisory vote on the compensation of our named executive officers or the approval of the Company’s 2014 Stock Award and Incentive Plan. Therefore, if you do not instruct your broker how to vote on certain proposals, your shares will not be counted for those proposals, and, therefore, we urge you to give voting instructions to your broker on all voting items.

What vote is required to approve each proposal?

Item 1.

Once a quorum is established, directors in an uncontested election are elected by a majority of the votes cast in respect to that director’s election. In the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes represented by the shares of

Common Stock present at the meeting in person or by proxy. Properly executed proxies marked “Abstain” and broker non-votes are not voted with respect to the nominee or nominees indicated, although they are counted for purposes of determining if a quorum is present.

Item 2.	The advisory vote on the compensation of our named executive officers requires the affirmative vote of a majority of the shares of Common Stock present at the meeting, in person or by proxy.

Item 3.	Approval of the Company’s 2014 Stock Award and Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock present at the meeting, in person or by proxy.

Item 4.	Appointment of Ernst & Young as our independent registered public accounting firm is ratified by the affirmative vote of a majority of the shares of Common Stock present at the meeting, in person or by proxy.

For any other item that is properly submitted to stockholders for approval at the Annual Meeting, an affirmative vote of a majority of the shares of Common Stock voting on the matter is required for approval. For purposes of determining the number of shares of Common Stock voting on a matter, abstentions are counted and will have the effect of a negative vote; broker non-votes are not counted and have no effect on the vote.

Who bears the costs of this solicitation?

We bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may solicit proxies by mail, telephone or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses and other custodians, and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Can I nominate someone for election to the Board of Directors?

Yes, for election at next year’s Annual Meeting. You may do so by delivering to the Corporate Secretary, no earlier than March 2, 2015 and no later than March 30, 2015, a notice stating: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company that are beneficially owned by each nominee and the nominating stockholder; and (v) the other information specified in Article Tenth (b) of our Certificate of Incorporation. Our Certificate of Incorporation is available on our website at http://www.ae.com under the links “About AEO, AE Investment Info, Corporate Governance, Other Governance Documents.”

Additionally, you may recommend a nominee for consideration by our Nominating and Corporate Governance Committee (the “Nominating Committee”). Recommendations should be submitted to our Nominating Committee in accordance with the procedures described below under the “Nominating Committee” section.

May I submit a stockholder proposal for next year’s Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2015 Annual Meeting of Stockholders must be received by the Company (addressed to the attention of the Corporate Secretary) by December 18, 2014. We may omit from the proxy statement and form of proxy any proposals that are not received by the Corporate Secretary by December 18, 2014. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at our 2015 Annual Meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 under the Securities Exchange Act of 1934 if notice thereof is received before March 2, 2015 or after March 30, 2015. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the SEC.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows, as of March 7, 2014, unless otherwise noted, certain information with regard to the beneficial ownership of our Common Stock by: (i) each person known by us to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of our directors; (iii) each executive officer named in the summary compensation table below; and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned
	Common	Right to		Percent
	Stock (1)	Acquire (2)	Total	(3)
5% Beneficial Owners
BlackRock, Inc. (4)	14,279,407	—	14,279,407	7.4%
Royce & Associates, LLC (5)	12,076,443	—	12,076,443	6.2%
Lazard Asset Management LLC (6)	9,762,465	—	9,762,465	5.0%

Directors and Executive Officers
Mary M. Boland	13,720	—	13,720	*
Fredrick W. Grover	74,279	202,784	277,063	*
Robert L. Hanson (7)	94,162	232,028	326,190	*
Michael G. Jesselson	368,558	3,103	371,661	*
Thomas R. Ketteler	25,914	—	25,914	*
Roger S. Markfield	429,389	1,008,828	1,438,217	*
Cary D. McMillan	8,193	46,861	55,054	*
Janice E. Page	43,702	11,930	55,632	*
David M. Sable	—	7,279	7,279	*
Jay L. Schottenstein (8)	9,438,335	—	9,438,335	4.9%
Noel J. Spiegel	20,000	23,721	43,721	*
Kitty Yung	4,822	—	4,822	*

All current directors and current executive officers as a group (17 in group)	10,581,353	1,682,198	12,263,551	6.3%

* Represents less than 1% of our shares of Common Stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of Common Stock beneficially owned.

(2)	Includes (a) shares for options exercisable within 60 days of March 7, 2014 and (b) total deferred share units as well as the respective dividend equivalents.

(3)	Percent is based upon the 193,814,032 shares outstanding at March 7, 2014 and the shares which such director or executive officer has the right to acquire upon options exercisable within 60 days of March 7, 2014, share units and dividend equivalents, if applicable.

(4)	In a Schedule 13G filed with the SEC on January 28, 2014, BlackRock, Inc., a parent holding company or control person, reported beneficial ownership and sole dispositive power of 14,279,407 shares. BlackRock, Inc. has sole voting power over 12,610,631 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(5)	In a Schedule 13G filed with the SEC on January 6, 2014, Royce & Associates, LLC, an investment adviser, reported beneficial ownership of 12,076,443 shares. Royce & Associates, LLC has sole voting and sole dispositive power over the 12,076,443 shares. The address for Royce & Associates, LLC. is 745 Fifth Avenue, New York, NY 10151.

(6)	In a Schedule 13G filed with the SEC on February 14, 2014, Lazard Asset Management LLC, an investment adviser, reported beneficial ownership of 9,762,465 shares. Lazard Asset Management LLC has sole voting power of 1,973,897 shares and sole dispositive power of 9,762,465 shares. The address for Lazard Asset Management LLC is 30 Rockefeller Plaza, New York, NY 10112.

(7)	Mr. Hanson, former Chief Executive Officer, ceased being an executive officer and a director on January 22, 2014. Shares of Common Stock were calculated based on the Company’s stock records as of January 22, 2014. No further ownership information was available to the Company after Mr. Hanson ceased being a Section 16 reporting person. For additional information regarding Mr. Hanson’s departure, see the “Executive Leadership Transition” section below.

(8)	For Mr. Schottenstein, the 9,438,335 shares disclosed in the table above consist of the following for which he has voting power: (1) sole power to vote and dispose as trustee of a trust that owns 6,300 shares and a revocable trust that owns 938,091 shares; (2) shared power to vote and dispose of a trust that owns 245,406 shares; (3) 2,534,560 shares held by SEI, Inc. Mr. Schottenstein serves as Chairman of SEI, Inc. and has or shares voting power for 60.6% of SEI, Inc.; (4) 3,250,698 shares held by Schottenstein SEI, LLC. Mr. Schottenstein has or shares the voting power for 60.6% of Schottenstein SEI, LLC and serves as Chairman of SEI, Inc., its sole member; (5) sole power to vote 2,463,280 shares held by family members pursuant to the terms of a voting agreement that are included under his name in the table. Excluded from the table are an aggregate of 6,019,449 shares held by various family trusts and a limited liability company of which Mr. Schottenstein’s wife, Jean R. Schottenstein, has or shares voting power and of which Mr. Schottenstein is not deemed the beneficial owner. Together, Mr. and Mrs. Schottenstein are deemed the beneficial owners of 15,457,834 shares or 8.0% of the Company’s common stock as of March 7, 2014.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. On the recommendation of the Nominating Committee, the Board of Directors fixed the size of the board at eight directors and nominated three candidates, all of whom are currently directors of the Company, to be elected as Class I directors at the Annual Meeting. Class I directors serve for three-year terms ending at the 2017 annual meeting, or when their successors are duly elected and qualified. The terms of the remaining Class II and Class III directors expire at the annual meetings to be held in 2015 and 2016, respectively.

Each of the nominees has consented to be named as a nominee. If any nominee should become unavailable to serve, the Board of Directors may decrease the number of directors pursuant to the Bylaws or may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable to serve.

Certain information regarding each nominee and incumbent director is set forth below as of April 1, 2014, including age, principal occupation, and a brief description of business experience and directorships held with other public corporations during at least the last five years.

The Board of Directors recommends that the stockholders vote “FOR” each of the following nominees for Class I Director:

Michael G. Jesselson, age 62, has been a Director of the Company since November 1997. He has served as President of Jesselson Capital Corporation, a private investment corporation headquartered in New York City, since 1994. He also serves on the Board of Directors of a number of nonprofit institutions. Mr. Jesselson provides investment expertise to the Board and he also brings an important historical company view to the Board of Directors.

Other Public Company Board Service: Mr. Jesselson also serves on the Board of Directors, Audit Committee and Acquisition Committee of XPO Logistics, Inc. He also serves as Nominating and Corporate Governance Committee Chair of XPO Logistics, Inc.

Roger S. Markfield, age 72, has served as Vice Chairman, Executive Creative Director of the Company since February 2009 and as a Director since March 1999. From February 2007 to February 2009, Mr. Markfield served as a non-executive officer employee of the Company. Prior to February 2007, he served the Company as Vice Chairman since November 2003, as President from February 1995 to February 2006, and as Co-Chief Executive Officer of the Company from December 2002 to November 2003. Mr. Markfield also served the Company and its predecessors as Chief Merchandising Officer from February 1995 to December 2002. Mr. Markfield’s experience as Executive Creative Director of the Company gives him unique insights into the Company’s challenges, opportunities and operations. He has a deep understanding of the needs and desires of our customers and brings a long history of relevant retail executive experience to the Board.

Other Public Company Board Service: Mr. Markfield was formerly on the Board of Directors of DSW Inc. from 2008 to 2012.

Jay L. Schottenstein, age 59, has served as Interim Chief Executive Officer since January 2014. He has also served as Chairman of the Company and its predecessors since March 1992. He served the Company as Chief Executive Officer from March 1992 until December 2002 and prior to that time, he served as a Vice President and Director of the Company’s predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of Schottenstein Stores Corporation (“SSC”) since March 1992 and as President since 2001. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. Mr. Schottenstein also served as Chief Executive Officer from March 2005 to April 2009 and as Chairman of the Board since March 2005 of DSW Inc., a company traded on the New York Stock Exchange. He has also served as an officer and director of various other entities owned or controlled by members of his family since 1976. As the Company’s former Chief Executive Officer, Mr. Schottenstein is familiar with all aspects of the Company including its management, operations and financial requirements. He brings extensive knowledge and understanding of our business and the retail industry to the Board.

Other Public Company Board Service: Mr. Schottenstein also serves on the Board of Directors of DSW Inc.

The following Class II Directors have been previously elected to terms that expire as of the 2015 Annual Meeting:

Janice E. Page, age 65, has served as a Director of the Company since June 2004. Prior to her retirement in 1997, Ms. Page spent 27 years in retailing holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company, including Group Vice President from 1992 to 1997. Ms. Page is currently a private investor. She holds a BA from Pennsylvania State University. Ms. Page has extensive knowledge of the retail industry and her service on other public company boards allows her to provide the Board of Directors with a variety of perspectives on corporate governance issues.

Other Public Company Board Service: Ms. Page also serves as a Director and Compensation Committee Chair of R.G. Barry Corporation, a company which develops and markets footwear, footwear accessories, handbags and travel related accessories. She served as a Director and Nominating and Governance Committee Chair of Hampshire Group, Limited, a developer and marketer of men’s and women’s sweaters and sportswear from 2009 to 2011. She was formerly on the Board of Kellwood Company and served on the Executive Committee and as Compensation Committee Chair from 2000 to 2008. Ms. Page served from 2001 to 2004 as Trustee of Glimcher Realty Trust, a real estate investment trust which owns, manages, acquires and develops malls and community shopping centers.

David M. Sable, age 60, has been a Director of the Company since June 2013. He has served as Global Chief Executive Officer of Y&R Advertising, one of the world’s largest advertising agencies and a member of UK-based WPP Group since February 2011. Prior to that time, he served Wunderman, Inc., a leading CRM and digital unit of WPP Group, as Vice Chairman and Chief Operating Officer from August 2000 to February 2011. Mr. Sable was a Founding Partner and served as Executive Vice President and Chief Marketing Officer of Genesis Direct, Inc. from June 1996 to September 2000. He attended New York University and Hunter College. With more than 30 years of experience in marketing communications, Mr. Sable brings to the Board his strategic insight and ability to connect talent across marketing disciplines and geographies.

Noel J. Spiegel, age 66, has served as a Director of the Company since June 2011. Mr. Spiegel was a partner at Deloitte & Touche, LLP, where he practiced from September 1969 until his retirement in May 2010. In his over 40 year career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner, member of the Executive Committee, Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region), and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. Mr. Spiegel holds a BS from Long Island University and attended the Advanced Management Program at Harvard Business School. Mr. Spiegel provides expertise in public company accounting, disclosure and financial system management to the Board and more specifically to the Audit Committee.

Other Public Company Board Service: Mr. Spiegel also serves on the Board of Directors, Audit Committee and Compensation Committee of Vringo, Inc. and on the Board of Directors and Audit Committee of Radian Group, Inc.

The following Class III Directors have been previously elected to terms that expire as of the 2016 Annual Meeting:

Thomas R. Ketteler, age 71, has been a Director of the Company since February 2011. Prior to his retirement from SSC, a private company, in 2005, Mr. Ketteler served as Chief Operating Officer since 1995, as Executive Vice President of Finance and Treasurer from 1981, and as a director since 1985. Prior to SSC, he was a partner in the firm of Alexander Grant and Company, Certified Public Accountants. Mr. Ketteler currently provides consulting services to SSC and served as a consultant to the Company’s Board from 2003 until June 2010. Mr. Ketteler provides expertise in financial and accounting issues and his historical experience with the Company is invaluable to the Board.

Other Public Company Board Service: Mr. Ketteler previously served on the Company’s Board from 1994 to 2003 and on the Board of Directors and as Audit Committee Chair of Encompass Group, Inc from 2007 to 2011.

Cary D. McMillan, age 56, has been a Director of the Company since June 2007. He has served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President of Sara Lee Corporation, a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee Corporation. Prior thereto, Mr. McMillan served as an audit partner with Arthur Andersen LLP. He holds a BS from the University of Illinois and is a Certified Public Accountant. Mr. McMillan brings to the Board demonstrated leadership abilities as a Chief Executive Officer and an understanding of business, both domestically and internationally. His experience as a former audit partner also provides him with extensive knowledge of financial and accounting issues. Furthermore, Mr. McMillan’s service on other public boards also provides knowledge of best practices.

Other Public Company Board Service: Mr. McMillan also serves on the Board of Directors, Audit Committees and Finance Committees of McDonald’s Corporation and Hyatt Corporation. Mr. McMillan was formerly on the Board of Directors of Hewitt Associates, Inc. from 2002 to 2010 and Sara Lee Corporation from 2000 to 2004.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Meetings

During the fiscal year ended February 1, 2014 (“Fiscal 2013”), the Board met seven times. During Fiscal 2013, all members of the Board attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served. It is our expectation that all incumbent directors attend the Annual Meeting of Stockholders. All incumbent members of the Board were present at our 2013 Annual Meeting except for Jay Schottenstein who was out of the country on business.

Director Compensation

Directors who are employees of the Company do not receive additional compensation for serving as directors. The table below sets forth the compensation for directors who were not employees of the Company during Fiscal 2013. In addition, we pay attorneys fees related to the preparation and filing of director stock ownership forms with the SEC. We also reimburse travel expenses to attend Board and committee meetings and director continuing education expenses. For Fiscal 2013, there were no increases in non-employee director compensation.

Fiscal 2013 Director Compensation (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
	(2)	(3)
Michael G. Jesselson	$135,000	$135,000	$270,000
Thomas R. Ketteler	$115,000	$135,000	$250,000
Cary D. McMillan	$130,000	$135,000	$265,000
Janice E. Page	$127,000	$135,000	$262,000
David M. Sable (4)	$46,085	$113,118	$159,203
Noel J. Spiegel	$140,000	$135,000	$275,000
Gerald E. Wedren (5)	$28,750	$33,750	$62,500

(1)	Fiscal 2013 refers to the fifty-two week period ended February 1, 2014. Compensation of the Executive Chairman of the Board is set forth below under the section entitled “Executive Officer Compensation.”

(2)	Amounts represent fees earned or paid during Fiscal 2013. Directors who are not employees of the Company are paid a retainer of $55,000 per year, payable in installments on the first business day of each calendar quarter. Non-employee directors who serve on a Board committee receive a retainer of $20,000 per year for each committee, paid in installments on the first business day of each calendar quarter. Non-employee directors who serve as committee chairs receive an additional retainer, also paid in installments on the first day of each calendar quarter, as follows: $25,000 per year for the Audit Committee; $15,000 per year for the Compensation Committee; and $12,000 per year for the Nominating Committee. Non-employee directors also receive a per meeting fee of $1,500 for an in-person meeting or $1,000 for a telephonic meeting for serving on a special committee of the Board, and the non-employee director chair of a special committee receives a per meeting fee of $3,000 for an in-person meeting or $2,000 for a telephonic meeting. The Lead Independent Director also receives an additional retainer of $20,000 per year paid in installments on the first business day of each calendar quarter.

(3)	Amounts represent shares granted during Fiscal 2013. Non-employee directors receive an automatic stock grant of a number of shares equal in value to $33,750 based on the closing sale price of our stock on the first day of each calendar quarter under our 2005 Stock Award and Incentive Plan, as amended, (the “2005 Amended Plan”). Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of a share unit account. Messrs. McMillan, Sable and Spiegel elected to defer their quarterly share retainers during calendar 2013 and calendar 2014.

(4)	Mr. Sable was appointed to the Board of Directors on May 30, 2013.

(5)	Mr. Wedren retired from the Board of Directors on May 30, 2013.

Until June 2005, non-employee directors received an automatic quarterly grant of options to purchase shares of common stock. At February 1, 2014, the aggregate number of option awards outstanding was: Mr. Jesselson—3,103 shares and Ms. Page—9,310 shares.

Our Board of Directors has determined that each director should own common stock of the Company and has established the following ownership guidelines. Within three years of joining the Board, each director must hold stock of the Company worth at least five times the current annual cash base retainer amount, or currently $275,000. The following forms of equity interests in the Company count towards the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count towards the stock ownership requirement.

Executive Chairman of the Board Compensation

Jay L. Schottenstein serves as our Executive Chairman of the Board of Directors. During Fiscal 2013, Mr. Schottenstein devoted a substantial amount of time to our business and he worked with and advised Mr. Hanson, our former Chief Executive Officer. Mr. Schottenstein’s Fiscal 2013 compensation is set forth below under the section entitled “Executive Officer Compensation.”

Leadership Structure

Since 2002, the positions of Chairman of the Board and Chief Executive Officer have been held by two different individuals. During most of Fiscal 2013, Mr. Hanson was our Chief Executive Officer while the Board was led by our Executive Chairman, Mr. Schottenstein. Effective upon Mr. Hanson’s departure from the Company on January 22, 2014, Mr. Schottenstein was appointed Interim Chief Executive Officer. Mr. Schottenstein will continue to serve as the Interim Chief Executive Officer until a permanent Chief Executive Officer is appointed. Mr. Schottenstein is the former Chief Executive Officer of the Company and has significant experience in our industry and with the Company, which experience provides our Board with significant leadership advantages. We also established a Lead Independent Director position. The Lead Independent Director is appointed by the independent directors annually. Mr. Jesselson was appointed as our Lead Independent Director for Fiscal 2013. The Lead Independent Director is responsible for:

•	Presiding over the meetings of independent directors;

•	Serving as a liaison between the Chairperson and independent directors;

•	Having input on information sent to the Board;

•	Having input on meeting agendas for the Board; and

•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

The Lead Independent Director also has the authority to call meetings of the independent directors, and if requested by major stockholders, is available, if appropriate, for consultation and direct communication. We believe that this leadership structure provides our Board with the greatest depth of leadership and experience, while also providing balance for the direction of the Company.

Meetings of Independent Directors

The Board’s policy is to have the independent directors meet separately in executive session in connection with each regularly scheduled board meeting (at least four times annually). During each meeting of the independent directors, the Lead Independent Director will lead the discussion.

Director Independence

The Board has determined that the following directors are independent as defined in the applicable rules of the New York Stock Exchange:

Michael G. Jesselson	Cary D. McMillan	David M. Sable
Thomas R. Ketteler	Janice E. Page	Noel J. Spiegel

In particular, the Board determined that none of these directors had relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including the following:

•	Whether the director is currently, or at any time during the last three years was, an employee of the Company or any subsidiary of the Company;

•	Whether any immediate family member of the director is currently, or at any time during the last three years was, an executive officer of the Company or any subsidiary of the Company;

•	Whether the director is an employee or any immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, the Company or any subsidiary of the Company for property or services in an amount which is in excess of the greater of $1 million, or 2% of such other company’s consolidated fiscal gross revenues in the current year or any of the past three fiscal years;

•	Whether the director is an executive officer of a charitable organization which received contributions from the Company or any subsidiary of the Company in the past three years in an amount which exceeds the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues;

•	Whether the director or any of the director’s immediate family members is, or has been in the past three years, employed by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;

•	Whether the director or any of the director’s immediate family members is, or has been in the past three years, a partner or employee of the Company’s independent registered public accounting firm; and

•	Whether the director or any of the director’s immediate family members accepted any payment from the Company or any of its subsidiaries in excess of $120,000 during the current fiscal year or any of the past three fiscal years, other than compensation for board or board committee service and pension or other forms of deferred compensation for prior service.

Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These committees are governed by written charters, which were approved by the Board of Directors and are available on our website at http://www.ae.com under the links “About AEO, AE Investment Info, Corporate Governance, Committees and Charters.”

The following sets forth Committee memberships as of the date of this proxy statement.

Director	Audit Committee	Compensation Committee	Nominating Committee

Michael G. Jesselson (1)	X	X	X
Thomas R. Ketteler	X	X	X
Cary D. McMillan	X	XX	X
Janice E. Page	X	X	XX
Noel J. Spiegel	XX	X	X

X = Member

XX = Committee Chair

(1)	Mr. Jesselson also serves as our Lead Independent Director.

Audit Committee

The primary function of the Audit Committee is to assist the Board in monitoring: (1) the integrity of the financial statements; (2) the qualifications, performance and independence of the independent registered public accounting firm; (3) the performance of the internal auditors; and (4) our compliance with regulatory and legal requirements. The Audit Committee also reviews and approves the terms of any new related party agreements. The Audit Committee met eleven times during Fiscal 2013.

The Board has determined that Messrs. Ketteler, McMillan and Spiegel qualify as “audit committee financial experts” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee

The function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other things, the Compensation Committee reviews, recommends and approves salaries and other compensation of executive officers and administers our stock award and incentive plans (including reviewing, recommending and approving stock award grants to executive officers). The Compensation Committee met ten times during Fiscal 2013.

Nominating Committee

The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to the organization and operation of the Board, selection of nominees for election to the Board and other corporate governance matters. The Nominating Committee met seven times during Fiscal 2013. The Nominating Committee developed and reviews each year our Corporate Governance Guidelines, which were adopted by the Board and are available on our website at http://www.ae.com under the links “About AEO, AE Investment Info, Corporate Governance, Guidelines.”

Director Nomination Process

The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Nominating Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the future development of our business, including issues of diversity and experience in different substantive areas such as retail operations, marketing, technology, distribution, real estate and finance. The Board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state or local law.

Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders and management. All candidates are reviewed in the same manner regardless of the source of the recommendation. In the past, the Nominating Committee has retained the services of a search firm to assist in identifying and evaluating qualified director candidates.

The Nominating Committee will consider the recommendations of stockholders regarding potential director candidates. In order for stockholder recommendations regarding possible candidates for director to be considered by the Nominating Committee:

•	Such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary, American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203, in writing at least 120 days prior to the date of the next scheduled Annual Meeting;

•	The nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934; and

•	The stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

Board Oversight of Risk Management

The Board has allocated responsibilities for overseeing risk associated with our business among the Board as a whole and the Committees of the Board. In performing its risk oversight function, the Board:

•	Oversees management’s development and execution of appropriate business strategies to mitigate the risk that such strategies will fail to generate long-term value for the Company and its stockholders or that such strategies will motivate management to take excessive risks; and

•	Oversees the development and implementation of processes and procedures to mitigate the risk of failing to assure the orderly succession of the Chief Executive Officer and the senior executives of the Company.

The Board also regularly reviews information regarding our financial, operational and strategic risks. The full Board receives quarterly updates from management’s Risk Management Committee which is responsible for identifying, quantifying and assisting leaders across the Company in mitigating risks. Each of the Board’s Committees also oversees the management of Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. As set forth in its charter, the Audit Committee is responsible for discussing with management our major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee gives updates to the Board at its regular meetings, including updates on financial and information technology risks. The Audit Committee also meets privately with the Company’s independent auditor, the internal auditor and the Chief Executive Officer/Chief Financial Officer frequently. As set forth in its charter, the Compensation Committee oversees our risk management related to employee compensation plans and arrangements. The Nominating Committee manages risks associated with the independence of the Board of Directors and our corporate social responsibility program. While each committee is responsible for overseeing the management of those risk areas, the entire Board of Directors is also regularly informed through committee reports.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2013, members of the Compensation Committee included Messrs. McMillan (Chairman), Jesselson, Ketteler, Spiegel and Wedren and Ms. Page. None of the current or former members of the Compensation Committee are present or former officers of the Company or its subsidiaries or have affiliates that are parties to agreements with the Company.

Communications with the Board

The Board provides a process for all interested parties to send communications to the independent members of the Board. That process is described on the Company’s website at http://www.ae.com under the links “About AEO, AE Investment Info, Corporate Governance, Board of Directors.”

Corporate Governance Information

Our corporate governance materials, including our corporate governance guidelines, the charters of our audit, compensation and nominating committees and our Code of Ethics that applies to all of our directors, officers (including the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Controller) and employees may be found on our website at http://www.ae.com under the links “About AEO, AE Investment Info, Corporate Governance.” Any amendments or waivers to our code of ethics will also be available on our website. A copy of the corporate governance materials is also available in print to any stockholder who requests it.

EXECUTIVE OFFICERS

The following persons are our executive officers as of the date of this proxy statement. For information regarding officers who are also directors, see “Election of Directors.” Our officers are elected annually by the Board and serve at the pleasure of the Board.

Mary M. Boland, age 56, has served the Company as Executive Vice President, Chief Financial and Administrative Officer, and Principal Financial Officer since July 2012. Prior to joining the Company, Ms. Boland served Levi Strauss & Co. as Senior Vice President Finance of Global Levi’s from 2011 to 2012 and as Senior Vice President Finance of the Americas from 2006 to 2011. Prior to that time, Ms. Boland held a variety of finance positions with General Motors Corporation from 1979 to 2006 including Vice President and Chief Financial Officer, North America from 2003 to 2006.

Jennifer M. Foyle, age 47, has served as our Executive Vice President, Chief Merchandising Officer – Aerie since February 2014. Prior thereto, she served us as Senior Vice President, Chief Merchandising Officer – Aerie from August 2010 to February 2014. Prior to joining the Company, Ms. Foyle was President of Calypso St. Barth from 2009 to 2010. In addition, she held various positions at J. Crew Group, Inc., including Chief Merchandising Officer, from 2003 to 2009.

Fredrick W. Grover, age 63, has served as our Executive Vice President – Factory Stores since February 2014. Prior thereto, he served as our Executive Vice President of Global Merchandising – AEO Brand from July 2012 to February 2014, as Executive Vice President of Brand Merchandising, Marketing and AE Direct from April 2011 to July 2012, as Executive Vice President of Brand Marketing and AE Direct from April 2009 to April 2011 and as Executive Vice President of AE Direct from December 2004 to April 2009. Prior to that time, he served in various other merchandising positions since starting with us in 1978.

Charles F. Kessler, age 41, has served as our Executive Vice President, Chief Merchandising & Design Officer since February 2014. Prior to joining us, Mr. Kessler served as Chief Merchandising Officer at Urban Outfitters, Inc. from October 2011 to November 2013 and as Senior Vice President, Corporate Merchandising, at Coach, Inc. from July 2010 to October 2011. Prior to that time, Mr. Kessler held various positions with Abercrombie & Fitch Co. from 1994 to 2010, including Executive Vice President, Female Merchandising from 2008 to 2010.

Simon R. Nankervis, age 47, has served as our Executive Vice President, Americas & Global Country Licensing since February 2014. Prior thereto, he served as our Senior Vice President, Americas & Global Country Licensing from April 2013 to February 2014 and as Vice President, International Franchising & Global Business Development from October 2011 to March 2013. Prior to joining us, Mr. Nankervis was Managing Director at Busbrand Pty Ltd, an Australian based international brand management company, from 2002 to 2011.

Dennis R. Parodi, age 62, has served as our Executive Vice President, Head of Stores-US since March 2014. Prior thereto, Mr. Parodi has served us in a variety of positions, including Executive Vice President, Head of Stores from September 2011 to March 2014, Executive Vice President, Head of Stores – East from August 2009 to September 2011, Executive Vice President, Store Operations from April 2009 to August 2009, Executive Vice President and Chief Operating Officer, New York Design Center, from February 2006 to April 2009, Senior Vice President of Real Estate and Construction from May 2002 to February 2006 and Vice President and Chief Operating Officer, New York Design Center, since joining us in March 2003.

Michael R. Rempell, age 40, has served as our Executive Vice President and Chief Operations Officer since June 2012. Prior thereto, he served as our Executive Vice President and Chief Operating Officer, New York Design Center, from April 2009 to June 2012, as Senior Vice President and Chief Supply Chain Officer from May 2006 to April 2009, and in various other positions since joining us in February 2000.

Kitty Yung, age 51, has served as our Executive Vice President – Asia/Pacific since April 2013. Prior to joining us, Ms. Yung served Guess, Inc. as President of Asia from June 2010 to April 2013. Prior thereto, Ms. Yung held a variety of positions with Levi Strauss & Company, including Managing Director of Levi’s Greater China and Vice President of Levi Strauss & Company from 1998 to 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors or persons who are beneficial owners of more than ten percent of our Common Stock (“reporting persons”) to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them. Based on its review of the copies of the Section 16(a) forms received by it, we believe that during Fiscal 2013 all reporting persons complied with the applicable filing requirements except that Ms. Yung filed one late Form 3 and one late Form 4 reporting one transaction. In addition, all reports have been filed as of April 17, 2014 except Mr. Kessler filed one late Form 4 reporting one transaction and Ms. Page and Messrs. Jesselson, Ketteler, McMillan, Sable and Spiegel each inadvertently filed one Form 4 reporting one transaction one day late, due to technical difficulties.

PROPOSAL TWO:

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing stockholders with an advisory or non-binding vote on the overall compensation of our named executive officers. Accordingly, the following resolution will be submitted for a stockholder vote at the 2014 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the Annual Meeting.”

As described below in the section entitled “Compensation Discussion and Analysis-Response to 2013 Say on Pay vote,” our Board of Directors and Compensation Committee considers the outcome of the advisory or non-binding vote when considering future executive compensation arrangements. We were very pleased with the stockholder support illustrated by the positive Say on Pay vote in 2013. Our compensation program design provides the framework for alignment between executive compensation opportunities and our long-term strategic plan. The overall program is intended to ensure that management is held accountable for long-term results and does not pursue inappropriately risky business strategies in order to maximize short-term compensation payouts. We remained committed to engagement throughout the year in order to facilitate an open dialogue and ensure a continued understanding of the shareholder’s critical perspective on all aspects of the business, including compensation programs. We have continued to evaluate and enhance plan designs to ensure adherence to governance and market best practices with respect to key issues concerning executive compensation. See the section entitled “Compensation Program Changes for Fiscal 2013 and Fiscal 2014” below for additional information regarding our recent plan changes.

The Board of Directors recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers as set forth in the Proxy Statement for the Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation philosophy, objectives, policies and practices framed within the context of the overall retail industry and our vision, strategies and performance with respect to our named executive officers (the “NEOs”) for Fiscal 2013.

Our Fiscal 2013 NEOs were:

•	Chief Executive Officer (“CEO”) – Jay L. Schottenstein

•	Vice Chairman, Executive Creative Director – Roger S. Markfield

•	Executive Vice President, Chief Financial and Administrative Officer – Mary M. Boland

•	Executive Vice President, Factory Stores – Frederick W. Grover

•	Executive Vice President - Asia/Pacific –Kitty Yung

•	Former Chief Executive Officer – Robert L. Hanson

Executive Summary

Entering the 52-week period ending January 31, 2015 (“Fiscal 2014”), our top priority is to stabilize and strengthen our business through improvements to product assortments, marketing and overall customer shopping experience, both in stores and on-line. We will continue to focus on improved customer engagement through marketing initiatives, including enhanced loyalty programs. Longer-term strategic initiatives remain in place, including growing the factory business, building omni-channel capabilities and global expansion.

Our strategic plan is built around the following pillars:

•	Fortify our brands, processes and capabilities;

•	Grow North America through under-penetrated U.S. markets, factory stores, Mexico and e-commerce;

•	Transform our Company into an omni-channel retailer with both domestic and international presence; and

•	Return value to our shareholders through profitable growth.

We are focused on delivering results through our five near-term priorities: (1) driving a competitive top line; (2) generating margin flow-through from improved inventory management; (3) rebalancing our store fleet; (4) accelerating our online business; and (5) gaining leverage on our infrastructure.

Executive Leadership Transition

The end of Fiscal 2013 was marked by a transition at the CEO level. Robert L. Hanson, our former CEO, separated from the Company effective January 22, 2014. For a discussion of Mr. Hanson’s separation compensation, see the section below entitled “Post-Employment Compensation.” Also, on January 22, 2014, Jay L. Schottenstein, Executive Chairman of the Board of Directors, was appointed Interim CEO. Mr. Schottenstein will continue to serve as Interim CEO until the Board of Directors appoints a permanent CEO. For Fiscal 2014, Mr. Schottenstein will participate in a similar compensation program as other named executive officers, comprised of base salary, bonus, an award of time-based restricted stock units (“RSUs”) and an award of performance shares (“PS”). In order to ensure leadership continuity, Mr. Markfield will also continue in his role as Vice Chairman, Executive Creative Director.

Highlights of 2014 Compensation Program Changes

Building upon our continuing efforts to adhere to corporate governance best practices, ensure competitiveness, and reinforce pay and performance alignment, certain executive compensation program changes were adopted for Fiscal 2014. Highlights include:

•	Prior to Fiscal 2014, RSU awards had a feature whereby the achievement of certain stretch performance goals would accelerate the full vesting of the award after the first year. Effective with grants awarded in 2014, this feature has been removed.

•	Adjustment of the annual long term incentive mix to place greater emphasis on performance based long term incentives. Effective for Fiscal 2014, the NEO annual long term incentive mix has shifted from approximately 55% performance based / 45% time based to approximately 70% performance based / 30% time based.

Highlights of 2013 Compensation Program Design

Our Compensation program design provides the framework for alignment between executive compensation opportunities and our long-term strategic plan.

2013 Compensation Considerations

When reviewing the results for the year, the Compensation Committee considered a variety of factors, including the economy’s impact on our financial and operational performance, as well as executive leadership’s delivery against the strategic plan. Performance was driven by both external and internal factors. Year-end pay decisions were largely driven by disappointing financial performance during Fiscal 2013. Actual results overall delivered below threshold performance.

In addition to financial and operational performance, the Compensation Committee and management also consider alignment to our compensation program principles (see the section below entitled “Compensation Program Objectives”) as well as corporate governance best practices when making compensation decisions. Our overall program aligns with recognized corporate governance best practices as described below in the section “Compensation Governance Highlights.” Highlights include:

•	Approximately 55% of NEO annual long term incentive is performance based;

•	Use of multiple metrics in the incentive plan;

•	Use of long-term performance based goals;

•	Limited perquisites; and

•	No gross-ups or re-pricing as well as an anti-hedging and anti-pledging policy.

Fiscal 2013 financial and operational measures represent aggregate global results from American Eagle Outfitters, AEO Direct, and aerie. As described herein, for Fiscal 2013, our Adjusted Net Income, Adjusted Earnings before Interest and Taxes (“EBIT”), Revenue Growth, and Return on Invested Capital (“ROIC”), as defined in the section below entitled “Fiscal 2013 Performance Metrics and Results,” were below threshold, while Inventory Turn was at target. This performance resulted in no acceleration of vesting for the RSU awards and a threshold vesting of Fiscal 2011 PS. Despite target Inventory Turn achievement, the Compensation Committee utilized negative discretion in a decision which resulted in no payout of the annual incentive bonus and forfeiture of Mr. Markfield’s Fiscal 2013 stock option award. Additionally, the Fiscal 2013 20% single year lock-in, a feature of the PS plan, was not achieved for the Fiscal 2012 and Fiscal 2013 awards. All performance awards were based on pre-established goals.

Compensation Program Objectives

We focus on the following core principles in structuring an effective compensation program that meets our stated philosophy:

•	Performance – We strive to align executive compensation with the achievement of measureable operational and financial results and increases in stockholder value. Our compensation program includes significant performance based remuneration based on these criteria. We believe this feature creates a meaningful incentive to achieve challenging, yet realistic, performance objectives. In addition, our program features a substantial long term incentive component in order to align executive interests with the interests of our stockholders and retain executive talent through a multi-year vesting schedule. These features seek to ensure that actual compensation varies above or below the targeted compensation opportunity based on the degree to which performance goals and changes in stockholder value are attained over time.

•	Competitiveness – We structure executive compensation to be competitive relative to a group of retail peers and target total compensation opportunity within our peer group, relative to company size and in recognition of our emphasis on performance based compensation. Target total compensation for individual NEOs varies based on a variety of factors, including the executive’s skill set and experience relative to market peers, historic performance, and the criticality of each position to us.

•	Affordability – We design our compensation program to limit fixed compensation expense and tie realized compensation costs to the degree to which budgeted financial objectives are attained. In addition, we structure our incentive plans to maximize financial efficiency by establishing programs that are intended to be tax deductible (whenever it is reasonably possible to do so while meeting our compensation objectives), accounting efficient and by making performance based payments only to the extent that underlying performance supports the expense.

•	Simplicity – We have worked to create a simple, straight-forward compensation program that our associates and stockholders can easily understand. This simplicity allows our NEOs to focus on the objectives which both drive our business results and influence the payouts of the performance-based incentives.

Compensation Program Elements

The overall philosophy of our executive compensation program is to attract highly skilled, performance-oriented executives and to incent them to achieve outstanding results for all stakeholders within the framework of a principles-based compensation program. Our executive compensation program is guided by four core principles: Performance; Competitiveness; Affordability; and Simplicity.

Our executive compensation program is designed to place a considerable amount of compensation at risk for all executives. This philosophy is intended to cultivate a pay-for-performance environment.

The portion of total compensation which is performance based increases at successively higher levels of management. This approach seeks to ensure that executive compensation closely aligns with changes in stockholder value and achievement of performance objectives while also ensuring that executives are held accountable for results relative to position level.

Executive compensation is delivered to our NEOs primarily through three elements:

Annual Base Salary	Provides a baseline compensation level that delivers cash income to each NEO and reflects his or her job responsibilities, experience, and contribution to the Company.
Annual Incentive Bonus

Provides an opportunity for additional cash income to NEOs if threshold performance goals are attained and therefore focuses them on key annual objectives.

Bonus is earned between threshold and stretch level based on achievement of pre-established annual performance goals.

Annual Long Term Incentive Awards • Performance Shares • Restricted Stock Units • Non-Qualified Stock Options

Aligns NEO compensation with our longer term performance objectives and changes in stockholder value over time.

•       PS vest between threshold and stretch level only to the extent that the pre-established, three-year performance goal is met. If performance falls below the threshold, the award is forfeited in full. Achievement of single year performance goals locks in 20% vesting of the award.

•       RSUs vest proportionately over three years from grant based on continued service with us but may accelerate to fully vest after the first year if specific pre-established stretch performance goals are attained.

•       Non-Qualified Stock Options (“NSOs”) provide compensation only to the extent that vesting requirements are satisfied and our share price appreciates.

The combination of these elements enables us to offer a competitive total annual compensation opportunity in which realized pay and costs reflect the degree to which key operational performance objectives are attained. The compensation for our NEOs is balanced to provide a mix of cash and long term incentive awards and focused on both annual and long-term performance to ensure that executives are held accountable for, and rewarded for, achievement of both annual and long-term financial and strategic objectives.

The Annual Incentive Bonus was entirely variable and dependent on our performance during Fiscal 2013 and therefore subject to forfeiture if we did not achieve threshold performance goals. PS are also entirely variable and subject to forfeiture if we do not achieve established performance goals during the performance period, as described below. For Fiscal 2013, approximately 59% of Mr. Hanson’s compensation was subject to performance and 66% of Mr. Schottenstein’ s compensation was subject to performance. The amount of performance-based variable compensation for the other NEOs was approximately 59% of their total compensation opportunity. Our performance below threshold levels results in forfeiture of all elements of direct compensation other than base salary, RSUs and NSOs that vest proportionally over three years based on continued service. Refer to the “Fiscal 2013 Performance Metrics and Results” section below for additional information.

Base Salary

Base salaries are reviewed in the last quarter of the fiscal year and increases, where applicable, are typically effective for the beginning of the new fiscal year.

Annual Incentive Bonus

The Annual Incentive Bonus focuses the executive team on key annual objectives and business drivers that support growth of our financial position, improvement in overall operations, and increases in stockholder value. We establish an executive’s annual incentive bonus as a percentage of base salary, with increases in target percentages directly related to position level and individual performance. This approach places a proportionately larger percentage of total annual pay “at risk” for our executives relative to position level and ensures that accountability is directly related to each executive’s role and responsibility.

During Fiscal 2013, the target bonus award opportunity for Mr. Hanson was equal to 150% of his base salary and the target bonus award opportunities for our other NEOs ranged from 70% to 100% of their respective base salaries. Annual Incentive Bonus payouts vary based upon Adjusted EBIT (60% of payout), Revenue Growth (30% of payout), and Inventory Turn (10% of payout) results, with actual payments ranging from 0% of the targeted percentage amount for below threshold performance, to 25% of the targeted percentage amount at threshold performance, to 100% of the targeted percentage amount at target performance, to 200% of the targeted percentage amount if we achieve goals that are substantially above our business plan for the fiscal year.

Long-Term Incentive Awards

We utilize a combination of time- and performance-based annual long term incentives to focus management on long-term corporate performance and sustainable earnings growth. The overall plan design has a heavy emphasis on performance-based RSUs to directly link compensation to achievement of performance objectives, and also uses time-based RSUs to support our retention objectives and provide balance of the risk/reward ratio for our executives while maintaining our commitment to increasing long-term stockholder value.

Performance Shares: PS represent approximately 55% of the value of a NEO’s annual long-term incentive (59% for the former Chief Executive Officer, 79% for the Vice Chairman, Executive Creative Director). We determine the number of target PS based on the overall dollar grant value of the award divided by the closing price of our common stock on the grant date. Dividend equivalents on the PS are reinvested in additional RSUs and paid out to the extent the associated PS vest.

Annual PS grants feature cliff vesting at the end of a three year performance period. Fiscal 2013 PS vest upon achievement of pre-established three-year cumulative Adjusted EBIT and ROIC goals, each contributing to 50% of vesting. However, achievement of single year Adjusted EBIT and ROIC targets “lock in” 20% vesting of the award. The single year “lock-in” feature serves as a retention tool, and focuses participants on the importance of meeting annual goals in pursuit of achieving long-term objectives. Fiscal 2011 PS are measured against Adjusted Earnings Per Share (“EPS”) goals, and Fiscal 2012 PS are measured against Adjusted EBIT. In all cases, whether vesting will occur is conclusively determined at the end of the applicable three-year performance period.

If threshold performance is not met, PS do not vest and all shares are forfeited, except in the event that single year targets are achieved, resulting in partial vesting at the end of the performance period. Vesting based on the cumulative three-year goal ranges from 0% of the target amount for below threshold performance, to 50% of the target amount at threshold performance, to 100% of the target amount at target performance, to 150% of the target amount if we achieve goals that are substantially above our business plan for the performance period. In the event of termination of employment, executives who signed a RSU Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property agreement may be eligible to receive a pro-rata portion of their PS if the performance goals are achieved. The pro-rata amount is based on the number of days of service in the performance period as of their separation date and cannot exceed target levels.

RSUs: We determine the number of RSUs in each grant based on the overall dollar grant value of the award divided by the closing price of our common stock on the grant date. Dividend equivalents on RSUs are reinvested in additional RSUs and paid to the extent the associated RSUs vest.

RSU awards represent approximately 45% of the value of an NEO’s annual long-term incentive award (29% for the former CEO and 0% for the Vice Chairman, Executive Creative Director). Annual RSU grants vest proportionately over three years from the grant date assuming continued employment but may accelerate to fully vest after the first year (on the Compensation Committee certification date) based on achievement of a pre-established stretch annual Adjusted Net Income goal which is described below, in the “Fiscal 2013 Performance Metrics and Results” section. An RSU award recipient cannot earn more than 100% of the award, irrespective of performance.

Timing of Awards:

The table below describes key features of our RSU & PS award programs:

	Timing	Grant Date / Grant Price	Approval

New Hires & Promotions	Awarded to all eligible newly hired or promoted executives on the first business day of employment in executive role.	The hire date or promotion date is the grant date and the closing price of our common stock on the grant date is the grant price.	New hire / promotion award amounts are determined by our CEO based on delegation of authority from the Compensation Committee. If the grant date fair value of a new hire or promotion award exceeds $250,000, the Compensation Committee must approve the award.

Annual Award	Awarded to all eligible active executives in the first quarter of each fiscal year, including Q4 New Hires & Promotions.	The first regularly scheduled Compensation Committee meeting date is used as the grant date and the closing price of our common stock on the grant date is the grant price, unless otherwise specified in an employment agreement.	We present final annual award amounts for all NEOs to the Compensation Committee for approval at the first regularly scheduled Compensation Committee meeting of the new fiscal year.

NSOs: NSOs are granted periodically to NEOs to support alignment with long-term shareholders and directly link compensation to increases in stock price.

For Fiscal 2013, Mr. Hanson received a time-based NSO award which comprised 12% of his annual long term incentive award. Additionally, Mr. Markfield was awarded performance-based NSOs that vest based on achievement of pre-established financial performance goals, with a seven year term. The NSO award comprised 21% of his annual long term incentive award for Fiscal 2013. The performance-based nature of the grant was established to focus our Vice Chairman, Executive Creative Director on our goals established by the Compensation Committee. Fiscal 2013 vesting was measured against the Annual Incentive Bonus metrics described below. Performance and vesting was determined on the date that Fiscal 2013 results were certified.

Response to 2013 Say on Pay vote:

We were pleased to have received over 97% of all votes cast in support of the compensation of our executives at our 2013 Annual Meeting of Stockholders. We remained committed to engagement throughout the year in order to facilitate an open dialogue and ensure a continued understanding of the stockholder’s critical perspective on all aspects of the business, including compensation programs. We have continued to evaluate and enhance plan designs to ensure adherence to governance and market best practices with respect to key issues concerning executive compensation. We made a number of changes to our compensation programs in both 2013 and 2014, which are described below. These changes reflect input from a variety of perspectives including proxy advisory firms, compensation consultants and the Compensation Committee. We conducted a general market review, which evaluated competitiveness and best practices and made adjustments to programs that further align pay and performance.

Compensation Program Changes for Fiscal 2013 and Fiscal 2014

Changes to the compensation program are implemented to support our long-standing policy of employing a program with a balanced mix of cash and long term incentive compensation focused on annual and long-term performance measurement and metrics that are key drivers of sustainable stockholder value creation over time. The overall program is intended to ensure that management is held accountable for long-term results and does not pursue inappropriately risky business strategies in order to maximize short-term compensation payouts.

The following adjustments were made for Fiscal 2013 to further align the interests of NEOs with the long-term interests of our stockholders as well as to focus our NEOs on operational strategies and objectives:

•	Further aligned performance-based incentive programs with short-and long-term strategic plans, enhancing operational efficiencies and fortifying our business model:

¡	Annual Incentive Bonus measured as achievement against Adjusted EBIT (60%), Revenue Growth (30%), and Inventory Turn (10%);

¡	RSUs continued to be measured as achievement against Adjusted Net Income with accelerated vesting occurring only at stretch level performance; and

¡	PS measured as achievement against Adjusted EBIT (50%) and ROIC (50%).

•	Updated the peer group composition with increased alignment to our strategic plan, incorporating a more global and e-commerce focus.

The following changes have been adopted for Fiscal 2014 and are a result of our continuing efforts to adhere to corporate governance best practices, limit fixed compensation expense, ensure competitiveness with peer practice, and reinforce a pay for performance culture:

•	A one year suspension of base salary merit increases for Vice Presidents and above;

•	Removal of the performance-based RS vesting acceleration feature; and

•	Adjusting the annual long term incentive mix between RSU and PS to be more performance oriented through the delivery of increased grant value in PS and decreased grant value in RSU.

Effective January 22, 2014, Mr. Schottenstein assumed the CEO role on an interim basis. For Fiscal 2014, Mr. Schottenstein’s target compensation for the CEO role will be $4,250,000. In order to determine Fiscal 2014 CEO compensation for Mr. Schottenstein, the Compensation Committee considered peer benchmark information as well as the interim nature of the role.

Fiscal 2013 Performance Metrics and Results

Our Fiscal 2013 results reflected weak store traffic in North America and a high level of promotional activity, which negatively impacted both comparable sales and margins. Total net revenue decreased 5% to $3.3 billion. Continued competitive pressures and a challenging macroeconomic environment led to increased markdown rates, resulting in a lower gross margin in Fiscal 2013. On an adjusted basis, income from continuing operations this year was $0.74 per diluted share compared to $1.39 per diluted share last year.

The Compensation Committee establishes specific performance metrics for each performance-based compensation element at the beginning of the respective fiscal year based on a variety of factors, primarily consisting of internal budget; investor expectations; peer results; our prior year performance; upcoming fiscal year business plan; and strategic initiatives.

The Compensation Committee selected Adjusted Net Income, Adjusted EBIT, Revenue Growth, Inventory Turn, and ROIC as the key performance metrics because they reflect our success in managing our core operations, growing the business and driving sustained increases in profit. We believe that these metrics reflect all aspects of performance, including top-line revenue, expense control and efficient use of capital while maintaining simplicity in the design and execution of our executive compensation program. Moreover, we believe that these targets encourage management to focus on top-line sales and regaining market share, without having performance-based compensation impacted by extraordinary, unusual, or infrequent items (as described in the definition of Adjusted Net Income below). As part of the plan design, the Compensation Committee had negative discretion (i.e., authority to reduce the amount otherwise payable based on achievement of the performance goals) on any incentive payments based on overall operating results. Overall operating results are considered a reflection of leadership’s ability to drive strategy and impact top and bottom-line growth. Effective for Fiscal 2013, Mr. Hanson did not recommend adjustments to Annual Incentive Bonus targets for any NEO’s. At the end of the fiscal year the Compensation Committee did not exercise negative discretion for any executive awards, including the NEOs, except for the decision regarding Inventory Turn as mentioned in the “2013 Compensation Considerations” section above.

Annual Incentive Bonus, RSUs and PS

For Fiscal 2013, the Compensation Committee chose the following performance metrics:

•	Annual Incentive Bonus and vesting of Mr. Markfield’s performance based NSOs: Adjusted EBIT, Revenue Growth, and Inventory Turn, weighted at 60%/30%/10%, respectively, to reflect an increased focus on operational and capital efficiency.

•	The accelerated full vesting of the RSUs after the first year (on the Compensation Committee certification date) is contingent upon the achievement of a specific stretch Adjusted Net Income goal.

•	For 2013, the long term, three year performance-based PS goals are measured against Adjusted EBIT and ROIC, weighted 50%/50%.

For Fiscal 2013, NEO compensation was driven by our financial results, as measured by Adjusted Net Income, Adjusted EBIT, Revenue Growth, Inventory Turn, and ROIC as described below:

Metric	Definition
Adjusted Net Income	Adjusted Net Income excludes (1) extraordinary charge(s); and/or (2) any accruals for restructuring programs, merger integration costs, or merger transaction costs; and/or (3) other unusual or infrequent items (whether gains or losses); and/or (4) asset impairment charges; and/or (5) discontinued operations and/or (6) lease buyouts charges related to store closures.

Adjusted EBIT	Earnings before interest and taxes, excludes (1) extraordinary charge(s); and/or (2) any accruals for restructuring programs, merger integration costs, or merger transaction costs; and/or (3) other unusual or infrequent items (whether gains or losses) and/or (4) asset impairment charges; and/or (5) discontinued operations; and/or (6) lease buyouts charges related to store closures.

Revenue Growth	Increase in total net revenue.

Inventory Turn	Measure of how productively inventory is bought and sold.

ROIC	Return on Invested Capital is a key measure to assess efficiency at allocating capital to profitable investments. This measure is critical in determining which strategic alternatives to pursue.

The table below sets forth 1) the goals for Fiscal 2013 established by the Compensation Committee; 2) the Fiscal 2013 performance achieved with respect to the goals established by the Compensation Committee and 3) the resulting payouts with respect to each of the Fiscal 2013 Annual Incentive Bonus, Fiscal 2013 RSUs, Fiscal 2013 NSOs and Fiscal 2011 PS. These targets are aligned with our business strategy and with our status as a growth company. We continue to use multiple metrics for these programs with predetermined objectives for potential payouts at threshold, target and stretch levels.

Except as otherwise noted, we measured financial metrics against prior year financial results:

Compensation Element	FY2013 Performance Goals	FY2013 Performance Achieved	Resulting Payout
2013 Annual Incentive Bonus

60% Adjusted EBIT:

Threshold: $464 million

Target: $516 million

Stretch: $567 million

30% Revenue Growth:

Threshold: 2%

Target: 5%

Stretch: 7%

10% Inventory Turn:

Threshold: 3.6

Target: 3.7

Stretch: 3.8

		Adjusted EBIT: $236 million Revenue Growth: -5% Inventory Turn: 3.7	0% payout
2013 RS	Adjusted Net Income: $316 million, stretch goal to receive 100% vesting in Year 1.	Adjusted Net Income: $144 million	33% vesting
2013 Performance-based NSO’s for Mr. Markfield

60% Adjusted EBIT:

Threshold: $464 million

Target: $516 million

Stretch: $567 million

30% Revenue Growth:

Threshold: 2%

Target: 5%

Stretch: 7%

10% Inventory Turn:

Threshold: 3.6

Target: 3.7

Stretch: 3.8

		Adjusted EBIT: $236 million Revenue Growth: -5% Inventory Turn: 3.7	0% vesting
2011 Performance Shares (performance period ending 2013)	3-year Cumulative Adjusted EPS: Threshold: $3.10 Target: $3.44 Stretch: $3.53	3-year Cumulative Adjusted EPS: $3.10	50% vesting

Roles and Responsibilities

Role of Our Compensation Committee

The Compensation Committee reviews and approves annual base salaries and other compensation of our NEOs and makes annual incentive bonus and long term incentive awards relating to our 2005 Amended Plan. The Compensation Committee also reviews CEO performance and approves contract terms, including compensation. Furthermore, the Compensation Committee reviews and approves changes to our compensation peer group, as deemed appropriate, taking into consideration suggestions made by the CEO. The Compensation Committee acts in accordance with its Charter which can be found on our website at http://www.ae.com under the links “About AEO, AE Investment Info, Corporate Governance, Committees and Charters.”

Role of Executive Officers in Compensation Decisions

Our CEO annually reviews the performance of each NEO with the Compensation Committee and makes recommendations to the Compensation Committee with respect to each element of executive compensation for the NEOs, excluding himself. The CEO considers Company, brand and individual performance in his recommendations to the Compensation Committee with regard to grants of annual long term incentives and Annual Incentive Bonus for all executives including the NEOs. The Compensation Committee makes the final determination of individual long term incentive awards taking into consideration the CEO’s recommendations.

Role of Compensation Consultants

The Compensation Committee has the authority under the Compensation Committee Charter to retain outside consultants or advisors to assist the Compensation Committee. In accordance with this authority, during Fiscal 2013, the Compensation Committee continued to retain the services of Cook & Co., Inc. as its outside independent compensation consultant to advise on all matters related to CEO and other executive compensation. The services provided by Cook & Co., Inc. are subject to a written agreement with the Compensation Committee. The Compensation Committee has sole authority to terminate the relationship. The Compensation Committee reviewed the relationship with Cook & Co., Inc. and determined that there are no conflicts of interest. Cook & Co., Inc. does not provide any other services to us. The Compensation Committee may engage other consultants as needed in order to provide analysis, recommendations or other market data.

For Fiscal 2013, Management engaged consultants from The Hay Group to conduct a comprehensive benchmarking and analysis which covered a broad review of compensation practices and design for the executive population. Project findings were reviewed and recommendations were approved by the Compensation Committee in late Fiscal 2013, which then was taken into account in making changes to the compensation program for Fiscal 2014. Key changes include the removal of the RSU acceleration feature and an adjustment to the annual long term incentive blend to be more performance oriented.

Under the direction of the Compensation Committee, Cook & Co., Inc. interacts with members of the senior management team to provide insights into market practices and to ensure that management is aware of emerging best practices and market trends. Representatives from Cook & Co. Inc. advised senior management and the Compensation Committee on Company peer group make-up and proposed changes. Additionally, Cook & Co. Inc. provided assistance with the 2014 Stock Award and Incentive plan updates, and contributed to this Compensation Discussion & Analysis.

Compensation Governance Highlights

Below are selected Company executive pay and governance actions and practices. These highlights serve to illustrate our commitment to provide a compensation program that supports our financial and strategic goals, aligns executive pay with stockholder value creation, complies with regulatory requirements and discourages unnecessary and excessive risk-taking that threatens our and our stockholder’s interests.

•	Use of multiple performance metrics in the incentive plans

•	Use of a long-term performance-based goal, and delivery of more than half of NEO long term incentive awards in PS

•	Stock ownership guidelines set at five times annual base salary for the CEO, three times annual base salary for the Vice Chairman, Executive Creative Director, and one times annual base salary for other NEOs as described in greater detail below in the “Share Ownership Requirements” section

•	Change in Control and retirement provisions in certain long term incentive awards which are modest relative to many of our peers

•	Limited perquisites. Executive perquisites, which are disclosed below in the “Summary Compensation Table” section, are not a significant component of our executive compensation program

•	No gross-ups

•	No repricing

•	Anti-hedging policy

•	Clawback policy

Annual Award Pool for 162(m) Compliance

We established a performance-based Annual Award Pool (the “Award Pool”) for NEOs who are subject to Internal Revenue Code Section 162(m) (which does not include the Chief Financial Officer). At the beginning of each fiscal year, the Compensation Committee establishes annual performance goals for the Award Pool based on our earnings before interest, taxes, depreciation and amortization (“EBITDA”). Achievement of the performance goal determines the maximum amount payable as cash awards and/or grants of time-based RSUs to the NEOs. The following maximum award levels were established during Fiscal 2013 as a percent of EBITDA, in each case subject to the 2005 Amended Plan maximum of $5 million per person and further subject to the exercise of negative discretion by the Compensation Committee to reduce the maximum award:

• Jay L. Schottenstein, Chief Executive Officer	0.35% of actual EBITDA

• Roger S. Markfield, Vice Chairman, Executive Creative Director	0.75% of actual EBITDA

• Fredrick W. Grover, EVP, Factory Stores	0.40% of actual EBITDA

• Robert L. Hanson, Former Chief Executive Officer	1.00% of actual EBITDA

During Fiscal 2013, we granted time-based RSUs to the NEOs, with the exception of Mr. Markfield who did not receive a time-based RSU award, pursuant to the Award Pools based on the achievement of the Fiscal 2012 performance goals. To date, there have been no awards of cash incentives to NEOs under the Award Pool as the Compensation Committee has not allocated cash awards outside of awards resulting from our achieved performance.

Compensation Benchmarking

In addition to many other factors that affect compensation determinations, we take into account the compensation practices of comparable companies in formulating our compensation program. We consider three key factors in choosing the companies that comprise our peer group:

•	Talent – Companies with which we compete for executive-level talent;

•	Size – Companies within the retail industry with comparable revenue; and

•	Comparability – Companies with which we compete for customers and investors.

We evaluate our peer group on an annual basis for relevance and propose changes when appropriate. The Compensation Committee reviews and approves the recommended peer group changes as it determines appropriate. Effective for Fiscal 2013, and based on analysis performed by Cook & Co., Inc. in October 2012, changes to our peer group were approved to provide better alignment with our size and business strategy, which is focused on growth through international expansion and deployment of an omni-channel retail model that serves our customers through on-line and in-store channels. The peer group consists of 19 companies, including 10 companies in our prior peer group. In terms of size, our revenue and market capitalization fall near the median of the peer group companies. The following companies, which were smaller than us and/or had a different business model or products, were deleted: Dick’s Sporting Goods; Hot Topic; New York & Co.; Pacific Sunwear; and Quiksilver. Talbot’s was also deleted as it is no longer publicly traded. Additions made to the peer group are denoted below.

The following retailers represent the peer group for CEO compensation benchmarking purposes. (Note: company name followed by stock ticker symbol in parenthetical):

•         Abercrombie & Fitch Co. (ANF)

•         Aeropostale, Inc. (ARO)

•         AnnTaylor Stores Corp. (ANN)

•         Ascena Retail Group (ASNA)*

•         Burberry Group (BRBY.L)*

•         Chico’s FAS, Inc. (CHS)

•         Coach, Inc. (COH)*

•         Express Inc. (EXPR)*

•         Fossil Group, Inc. (FOSL)*

•         Gap, Inc. (GPS)

•         Guess?, Inc (GES)

•         J. Crew Group, Inc.

•         Limited Brands, Inc. (LB)

•         Men’s Wearhouse (MW)*

•         PVH Corp (PVH)*

•         Ralph Lauren (RL)

•         Tiffany & Co. (TIF) *

•         Urban Outfitters, Inc. (URBN)

•         Williams-Sonoma, Inc. (WSM)*

*	Reflects addition to peer group.

Peer group data is also primarily used for benchmarking of other NEO compensation and is supplemented as needed with additional data from various retail and general industry market surveys, adjusted to reflect our revenue scope.

Other Practices and Policies

Timing of Long Term Incentive Awards

Although we do not have a formal policy relating to the timing of long term incentive awards and the release of material non-public information, we do utilize a consistent approach to selecting both the grant dates and the terms of long term incentive awards as described above. We make annual long-term incentive grants in the first quarter of the fiscal year. For the past eight years, the grant date for RSUs and PS was the Compensation Committee meeting date during which earnings were certified for the prior fiscal year (scheduled approximately one year in advance). The Fiscal 2013 NSOs were also granted on the same Compensation Committee meeting date, referenced in the “Timing of Awards” chart, which provides additional detail regarding some of the key features of the RSU/PS programs.

Share Ownership Requirements

We have adopted share ownership requirements to establish commonality of interest between management and stockholders and to encourage executives to think and act like owners. By encouraging executives to accumulate and hold a minimum level of ownership, our compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to appreciation of vested awards. We instituted a requirement for certain senior executives, including the NEOs, to hold the equivalent value equal to one times their current salary in company stock. Mr. Hanson had an ownership requirement of five times his current salary ($5.5 million for Fiscal 2013). Ownership requirements are evaluated and adjusted for increases in annual base salary as necessary. This requirement can be met through various forms of equity: vested stock options; vested RSUs; Employee Stock Purchase Plan shares; or personal holdings.

Until the ownership requirement is satisfied, the executive must hold half of his or her after-tax gains from any stock awards granted after Fiscal 2006 when the ownership requirement was instituted. The CEO considers compliance with the ownership requirements when recommending annual long term incentive awards for the executives, including the NEOs, to the Compensation Committee. If an executive does not hold half of after-tax gains in our stock, he or she jeopardizes eligibility for future stock grants or awards.

Clawback Policy: Recovery and Adjustments to Award

The Compensation Committee believes that it is appropriate that our cash and long term incentive awards be subject to financial penalties or clawback in the event of misconduct. Pursuant to the 2005 Amended Plan and the proposed 2014 Stock Award and Incentive Plan, equity and cash awards are subject to additional forfeiture conditions. Forfeiture and recovery will be determined by the Compensation Committee and triggered in the event of misconduct related to: (a) acts in competition with the Company; (b) disclosure of confidential or proprietary information; (c) failure to cooperate with the Company in regards to a legal suit; or (d) restatement of financial statements. The forfeiture will be triggered upon the occurrence of any of the aforementioned events at any time during active employment and resulting in termination of employment, or during the one-year period following termination. If any of the above events occur, the unexercised portion (vested or unvested) of an option, and any other award not settled, will immediately cancel and forfeit. Additionally, the NEO will be required to repay us the total amount of the award gain realized upon each exercise of an option or award settlement that occurred on or after the date which is one-year prior to either (a) the forfeiture event or (b) the termination date.

Prohibition Against Hedging Transactions and Pledging

Employees are prohibited from engaging in transactions in financial instruments designed to hedge or offset any decrease in the market value of our stock. This policy prohibits transactions in such instruments as prepaid variable forward contracts, equity swaps, collars or exchange funds, as well as any other hedging instrument. Employees are also prohibited from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral.

Employment Agreements

Variations for NEOs with Employment Agreements

During Fiscal 2013, both Mr. Hanson and Mr. Markfield were employed pursuant to individual employment agreements which were separately negotiated with the Compensation Committee. These individual agreements provide an overall compensation package that varies relative to market practice from the target competitive positioning for other NEOs based on individual circumstances and the criticality of the leaders in these roles. However, the general principles and administration of the primary compensation elements are similar to those provided to other NEOs thus aligning our governing philosophy and objectives regarding executive compensation.

Severance and CIC Payments

Our NEOs are entitled to receive severance payments and other benefits in the event of a change in control of the Company (a “CIC”) and/or upon the termination of the executive’s employment with us under specified circumstances. These arrangements provide essential protections to both the NEO and us. Agreements providing for severance and CIC payments assist us in attracting and retaining qualified executives who could have other job alternatives. At the same time, the applicable agreements preserve our valuable assets by imposing upon the executives non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants. For a description and quantification of these severance and change of control benefits, please refer to the section below “Post-Employment Compensation.”

During Fiscal 2009, the Compensation Committee approved a CIC plan which provides for CIC agreements (each, a “CIC Agreement”) with certain executives, including each of the NEOs. The objectives of the plan are to motivate executives to continue to work for our best interests and our stockholders in a potential CIC situation. The standard CIC Agreement contains double-trigger provisions for severance, equity vesting, and other benefits; i.e. payments and benefits are provided only if the executive’s employment terminates under limited circumstances within 18 months following a CIC. Specifically, in the event of a CIC and a subsequent termination by us, other than for Cause, Disability, or death, or if the executive terminates his or her employment for Good Reason (each capitalized term as defined in the applicable CIC Agreement), any and all equity compensation awards (i.e., NSO, RSUs, PS or other forms of securities issued by us and beneficially owned by the executive) that are unvested, restricted or subject to any similar restriction shall vest and become exercisable, or such restrictions shall lapse.

Mr. Markfield was eligible to receive post-employment payments (in addition to other benefits) under the terms of his employment agreement in certain termination scenarios, as negotiated. For a description and quantification of these severance and change in control benefits refer to the “Post-Employment Compensation” section below.

As a result of his separation, effective January 22, 2014, Mr. Hanson received severance payments and benefits pursuant to his Employment Agreement as well as a supplemental release agreement. See detail in the “Post-Employment Compensation” section below.

Tax Matters

Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s CEO and the three other most highly compensated NEOs (other than the Chief Financial Officer) employed at the end of the year only if the compensation qualifies as being performance-based under Section 162(m). We endeavor to structure our compensation policies to allow for tax deductibility whenever it is reasonably possible to do so while meeting our compensation objectives.

Nonetheless, from time to time certain non-deductible compensation may be paid and the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in their discretion. Further, compensation which is intended to be performance-based pursuant to Section 162(m) may fail to be so if the requirements of 162(m) are not met.

Compensation Risk Assessment

Our Internal Audit department completed an independent risk assessment of the current compensation and incentive plans in place across the Company in Fiscal 2013. Internal Audit reviewed all applicable plan documentation and conducted interviews with key personnel involved in structuring and administering the plans to determine the level of risk created by plan design, maintenance, changes and execution, as well as, mitigating controls in place. Based upon their review, the Internal Audit department determined that the compensation programs, as designed and executed, appear to be low risk and are not reasonably likely to have a material adverse effect on the Company. Their findings were presented to the Compensation Committee in the first quarter of 2014.

Upon review and analysis of the information provided by the Internal Audit Department, the Compensation Committee determined that our compensation policies and practices in Fiscal 2013 are not reasonably likely to have a material adverse effect on us. The Compensation Committee considers the business and financial risk implications of all plan design recommendations during their review and discussion of overall compensation initiatives, including the annual compensation approval process.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Cary D. McMillan, Compensation Committee Chair

Michael G. Jesselson, Compensation Committee Member

Thomas R. Ketteler, Compensation Committee Member

Janice E. Page, Compensation Committee Member

Noel J. Spiegel, Compensation Committee Member

EXECUTIVE OFFICER COMPENSATION

General

The following table summarizes the compensation for each of the last three fiscal years of our (1) Interim Chief Executive Officer (Interim Principal Executive Officer); (2) Vice Chairman and Executive Creative Director; (3) Executive Vice President – Asia/Pacific; (4) Executive Vice President, Factory Stores; (5) Executive Vice President – Chief Financial and Administrative Officer (Principal Financial Officer); and (6) Former Chief Executive Officer (Former Principal Executive Officer).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Base Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
	(1)		(2)	(3)	(4)	(5)	(6)

Jay L. Schottenstein (7)	2013	$520,000	—	$500,001	—	—	—	$1,020,001
Interim Principal Executive Officer	2012	$509,615	—	$500,000	—	$1,000,000	—	$2,009,615

Roger S. Markfield	2013	$988,000	—	$4,530,002	$1,169,877	—	$13,695	$6,701,574
Vice Chairman and Executive Creative Director	2012	$968,269	—	$4,530,000	$1,170,154	$1,900,000	$25,232	$8,593,655
	2011	$950,000	—	$4,651,979	—	$484,179	$6,412	$6,092,570

Kitty Yung* (8)	2013	$437,967	$452,439	$849,979	—	—	$15,321	$1,755,706
Executive Vice President – Asia/Pacific

Fredrick W. Grover	2013	$650,000	—	$1,000,003	—	—	$27,177	$1,677,180
EVP, Factory Stores	2012	$637,019	—	$1,000,009	—	$1,000,000	$25,169	$2,662,197
	2011	$608,677	—	$1,000,002	—	$243,470	$17,518	$1,869,667

Mary M. Boland	2013	$600,000	—	$1,000,003	—	—	—	$1,600,003
Principal Financial Officer	2012	$331,731	$100,000	$583,330	—	$448,942	$46,903	$1,510,906

Robert L. Hanson (9)	2013	$1,100,000	—	$3,000,007	$400,090	—	$2,837,791	$7,337,888
Former Principal Executive Officer	2012	$1,049,808	—	$5,700,020	$2,498,113	$1,339,000	$1,026,899	$11,613,840

* A fiscal year average exchange rate of HKD/USD 0.1289 was used to calculate Ms. Yung’s base salary and all other compensation amounts for 2013.

(1)	2013, 2012 and 2011 refer to the fifty-two week period ended February 1, 2014, the fifty-three week period ended February 2, 2013 and the fifty-two week period ended January 28, 2012, respectively.

(2)	For Ms. Yung and Ms. Boland, amounts consist of a cash sign-on bonus.

(3)	The value of the stock awards included in the Summary Compensation Table reflects the most probable outcome award value, where applicable, and is based on the aggregate grant date fair value computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For assumptions used in determining these values, see Note 12 of the Consolidated Financial Statements contained in our Fiscal 2013 Annual Report on Form 10-K. See “Grants of Plan-Based Awards” table for additional information regarding the vesting parameters that are applicable to these awards.

The maximum value of the restricted stock awards at the date of grant was as follows:

	Fiscal 2013	Fiscal 2012	Fiscal 2011
Jay L. Schottenstein	$750,002	$823,909	—
Roger S. Markfield	$6,795,003	$6,795,000	$6,977,969
Kitty Yung	$1,014,975	—	—
Fredrick W. Grover	$1,275,000	$1,275,012	$1,275,002
Mary M. Boland	$1,275,000	$743,745	—
Robert L. Hanson	$4,000,009	$6,580,024	—

For Ms. Yung, amount includes a $250,000 one-time sign-on grant of performance-based RSUs on June 17, 2013.

(4)	The value of the time based NSO awards included in the Summary Compensation Table is based on the aggregate grant date fair value computed in accordance with ASC 718. Additional information regarding this model is available in Note 12 of the Consolidated Financial Statements contained in our Fiscal 2013 Annual Report on Form 10-K. See “Grants of Plan-Based Awards” Table for additional information regarding the vesting parameters that are applicable to these awards.

(5)	For Fiscal 2012, non-equity incentive plan compensation represents the annual incentive bonus for all NEOs. For Fiscal 2011, non-equity incentive plan compensation represents the annual incentive bonus for all NEOs, except for Mr. Markfield. For Fiscal 2011, amount includes $475,000 for the annual incentive bonus and $9,179 for long term incentive cash plan (“LTICP”) investment gains for Mr. Markfield. Pursuant to our executive compensation program, we eliminated the LTICP for all NEOs during Fiscal 2009 excluding Mr. Markfield due to contract terms which were negotiated prior to the plan changes taking effect. Mr. Markfield’s LTICP balance was paid out on February 17, 2012.

(6)	Amount represents total perquisites and personal benefits for each NEO.

For Messrs. Markfield and Grover and Ms. Yung, amount consists of a car benefit and employer contributions to the 401(k) plan.

For Mr. Hanson, amount consists of $2,200,000 in severance and $12,000 for COBRA insurance benefits pursuant to Mr. Hanson’s Employment Agreement dated November 14, 2011; $560,000 for additional severance compensation consisting of (i) the vesting of certain deferred compensation, stock options and restricted stock units, (ii) the continued ability to vest in certain performance shares, with the amount vesting, if any, dependent on our performance through the applicable performance period, (iii) relocation and housing assistance, and (iv) legal and professional fees in connection with his departure; $28,397 for personal use of Company aircraft; $15,552 for a car benefit; $14,499 for employer contributions to the 401(k) plan; and $7,343 for relocation benefits. The incremental cost of use of our aircraft is calculated based on the variable costs to us, including fuel costs, mileage, trip-related maintenance, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as aircraft purchase costs, pilot salaries and the cost of maintenance not related to trips are excluded.

In addition to the aforementioned benefits, we also pay attorneys’ fees related to the preparation and filing of NEO stock ownership forms with the SEC.

(7)	Mr. Schottenstein, our Executive Chairman of the Board of Directors, was appointed Interim Chief Executive Officer on January 22, 2014.

(8)	Ms. Yung was appointed Executive Vice President, Asia/Pacific on April 29, 2013.

(9)	Mr. Hanson served as Chief Executive Officer and Principal Executive Officer until January 22, 2014.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Jay L. Schottenstein	(1)	N/A		$130,000		$520,000		$1,040,000	—	—	—	—	—	—	$—
	(2)	3/5/13		$—		$—		$—	11,087	22,173	33,260	—	—	—	$500,001

Roger S. Markfield	(1)	N/A		$247,000		$988,000		$1,976,000	—	—	—	—	—	—	$—
	(2)	3/5/13		$—		$—		$—	100,444	200,887	301,331	—	—	—	$4,530,002
	(3)	3/5/13		$—		$—		$—	—	—	—	—	307,006	$22.55	$1,169,877

Kitty Yung	(1)	N/A		$100,625		$402,500		$805,000	—	—	—	—	—	—	$—
	(2)	4/29/13	$		$		$		8,630	17,259	25,889	—	—	—	$329,992
	(4)	4/29/13		$—	$			$—	—	14,121	—	—	—	—	$269,994
	(5)	6/17/13								13,123					$249,993

Fredrick W. Grover	(1)	N/A		$130,000		$520,000		$1,040,000	—	—	—	—	—	—	$—
	(2)	3/5/13	$		$		$		12,195	24,390	36,585	—	—	—	$549,995
	(4)	3/5/13		$—	$			$—	—	19,956	—	—	—	—	$450,008

Mary M. Boland	(1)	N/A		$105,000		$420,000		$840,000	—	—	—	—	—	—	$—
	(2)	3/5/13	$		$		$		12,195	24,390	36,585	—	—	—	$549,995
	(4)	3/5/13		$—	$			$—	—	19,956	—	—	—	—	$450,008

Robert L. Hanson	(1)	N/A		$412,500		$1,650,000		$3,300,000	—	—	—	—	—	—	$—
	(2)	3/5/13	$		$		$		44,346	88,692	133,038	—	—	—	$2,000,005
	(4)	3/5/13		$—	$			$—	—	44,346	—	—	—	—	$1,000,002
	(6)	3/5/13		$—	$			$—	—	—	—	—	69,209	$22.55	$400,090

(1)	Amount represents the annual incentive cash bonus under our 2005 Amended Plan. The Compensation Committee established individual annual bonus targets under the 2005 Amended Plan as a target percentage of the respective participant’s base salary (ranging from 70% to 150%) in accordance with the Compensation Goals described more fully in the “Annual Incentive Bonus” section above. On March 5, 2014, the Compensation Committee certified that we had not achieved its target level of Compensation Goals, resulting in a 100% of the awards above being forfeited.

(2)	Amount represents a grant of PS under our 2005 Amended Plan. The Compensation Committee established performance goals based on two business criteria: (1) fifty percent (50%) is based on Adjusted EBIT and (2) fifty percent (50%) is based on our ROIC by the end of Fiscal 2015. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.

(3)	In accordance with Mr. Markfield’s employment agreement dated February 24, 2012, amount represents a performance-based grant of stock options under our 2005 Amended Plan. On March 5, 2014, the Compensation Committee certified that we had not achieved the related performance goals and, as a result, 100% of the stock options above forfeited.

(4)	Amount represents a grant of shares of time-based RSUs with a performance acceleration goal under our 2005 Amended Plan. On March 5, 2014, the Compensation Committee certified that we had not achieved the related performance goals and, as a result, one-third of the RSUs plus the respective dividends vested. The remaining two-thirds of such RSU award will vest in accordance with its terms on the second and third anniversary of the grant date.

(5)	In accordance with Ms. Yung’s employment agreement dated April 8, 2013, amount represents a sign-on grant of shares of performance-based RSUs under our 2005 Amended Plan. Vesting of the RSU award will be subject to both continued employment and achievement of pre-determined objective performance goals for both Fiscal 2013 and Fiscal 2014 set forth in writing. If the performance goals are not met, then the entire RSU award will forfeit. The Compensation Committee must verify that the performance goals are met prior to vesting. If the performance goals are met, then the entire grant will vest two years after the grant date in the Spring of Fiscal 2015 conditioned on Ms. Yung’s continued service to us over that period.

(6)	Amount represents an award of time based stock options under our 2005 Amended Plan which are exercisable at the fair market value on the grant date and vest proportionately over three years. On February 22, 2014, 23,070 NSOs vested in conjunction with Mr. Hanson’s departure from the Company.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards (1)
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jay L. Schottenstein	(2)	—	—	—	—	—	—	—	38,409	$519,674
	(3)	—	—	—	—	—	—	—	22,715	$307,334

Roger S. Markfield		331,109	—	—	$16.11	5/16/15	—	—	—	—
		304,190	—	—	$15.81	3/2/17	—	—	—	—
		373,529		—	$13.70	2/28/19	—	—	—	—
	(4)	—	307,006	—	$22.55	3/5/20	—	—	—	—
	(2)	—	—	—	—	—	—	—	347,983	$4,708,210
	(3)	—	—	—	—	—	—	—	205,794	$2,784,393
	(5)	—	—	—	—	—	—	—	359,877	$4,869,136

Kitty Yung	(3)	—	—	—	—	—	—	—	17,681	$239,224
	(6)	—	—	—	—	—	—	—	14,466	$195,725
	(7)	—	—	—	—	—	—	—	13,444	$181,897

Fredrick W. Grover		47,181	—	—	$27.03	3/6/14	—	—	—	—
		72,462	—	—	$19.28	3/5/15	—	—	—	—
		83,141	—	—	$15.81	3/2/17	—	—	—	—
	(2)	—	—	—	—	—	—	—	42,250	$571,643
	(3)	—	—	—	—	—	—	—	24,986	$338,061
	(5)	—	—	—	—	—	—	—	42,548	$575,674
	(6)	—		—	—	—	—	—	20,443	$276,594
	(8)	—	—	—	—	—	—	—	11,605	$157,016

Mary M. Boland	(2)	—	—	—	—	—	—	—	17,411	$235,571
	(3)	—	—	—	—	—	—	—	24,986	$338,061
	(6)	—	—	—	—	—	—	—	20,443	$276,594

Robert L. Hanson	(9)	464,056	232,030	—	$13.12	5/22/14	—	—	—	—
	(10)	69,209	—	—	$22.55	5/22/14	—	—	—	—
	(6)	—	—	—	—	—	—	—	45,429	$614,654
	(5)	—	—	—	—	—	—	—	90,859	$1,229,322
	(3)	—	—	—	—	—	—	—	135,199	$1,829,242
	(11)	—	—	—	—	—	—	—	66,844	$904,399

(1)	All stock awards include dividend equivalents.

(2)	Amount represents a grant on February 28, 2012 (July 9, 2012 for Ms. Boland) of PS under our 2005 Amended Plan. The Compensation Committee established performance goals based on our EBIT results by the end of Fiscal 2014. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.

(3)	Amount represents a grant on March 5, 2013 (April 29, 2013 for Ms. Yung) of PS under our 2005 Amended Plan. The Compensation Committee established performance goals based on two business criteria: (1) fifty percent (50%) is based on EBIT and (2) fifty percent (50%) is based on our return on capital by the end of Fiscal 2015. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.

(4)	In accordance with Mr. Markfield’s employment agreement dated February 24, 2012, amount represents a performance-based grant of stock options under our 2005 Amended Plan. On March 5, 2014, the Compensation Committee certified that we had not achieved the related performance goals and, as a result, 100% of the stock options above forfeited.

(5)	Amount represents a grant on March 1, 2011 of PS under our 2005 Amended Plan. The Compensation Committee established performance goals based on our EPS results by the end of Fiscal 2013. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement for each year. On March 5, 2014, the Compensation Committee certified that we had achieved the Fiscal 2011 threshold goals resulting in 50% of the PS vesting.

(6)	Amount represents a grant on March 5, 2013 (April 29, 2013 for Ms. Yung) of shares of time-based RSUs with a performance acceleration goal under our 2005 Amended Plan. On March 5, 2014, the Compensation Committee certified that we had not achieved the related performance goals and, as a result, one-third of the RSUs plus the respective dividends vested. The remaining two-thirds of such RSU award will vest in accordance with its terms on the second and third anniversary of the grant date, except for Mr. Hanson, whose remaining awards forfeited upon his departure from the Company.

(7)	In accordance with Ms. Yung’s employment agreement dated April 8, 2013, amount represents a sign-on grant on June 17, 2013 of shares of performance-based RSUs under our 2005 Amended Plan. Vesting of the RSU award will be subject to both continued employment and achievement of pre-determined objective performance goals for both Fiscal 2013 and Fiscal 2014 set forth in writing. If the performance goals are not met, then the entire RSU award will forfeit. The Compensation Committee must verify that the performance goals are met prior to vesting. If the performance goals are met, then the entire grant will vest two years after the grant date in the Spring of Fiscal 2015 conditioned on Executive’s continued service to us over that period.

(8)	Amount represents a grant on March 1, 2011 of shares of time-based RSUs with a performance acceleration goal under our 2005 Amended Plan. On March 1, 2014, the remaining shares vested.

(9)	Amount represents a grant on January 30, 2012 of stock options under our 2005 Amended Plan which vest in equal annual installments over three years from the grant date. The remaining one-third of such NSO award forfeited upon Mr. Hanson’s departure from the Company.

(10)	Amount represents an award on March 5, 2013 of time based stock options under our 2005 Amended Plan which are exercisable at the fair market value on the grant date and vest proportionately over three years. On February 22, 2014, 23,070 NSOs vested in conjunction with Mr. Hanson’s departure from the Company.

(11)	Amount represents the final tranche of a grant on January 30, 2012 of shares of performance-based RSUs under our 2005 Amended Plan. Vesting of the RSU award was subject to both continued employment and achievement of pre-determined objective performance goals set forth in writing established by the Compensation Committee. The first two tranches of the award vested based on the achievement of the performance goals. The final tranche of the award or 66,844 RSUs, was forfeited upon Mr. Hanson’s departure from the Company.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Jay L. Schottenstein	—	—	—	—
Roger S. Markfield	331,109	$2,451,895	144,613	$3,179,584
Kitty Yung	—	—	—	—
Fredrick W. Grover	—	—	70,445	$1,554,204
Mary M. Boland	—	—	13,907	$313,596
Robert L. Hanson	—	—	305,452	$5,754,985

Nonqualified Deferred Compensation

We have a nonqualified deferred compensation program which allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed with us. The following table summarizes the activity in each of the NEO’s nonqualified deferred compensation accounts during Fiscal 2013.

Name	Executive Contributions in Last FY ($)	Registrant Contribution in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Jay L. Schottenstein	—	—	—	—	—
Roger S. Markfield (1)	—	—	$237,265	$(324,249)	$2,853,254
Kitty Yung	—	—	—	—	—
Fredrick W. Grover	—	—	—	—	—
Mary M. Boland	—	—	—	—	—
Robert L. Hanson (2)	$484,002	—	$145,311	—	$1,103,891

(1)	Mr. Markfield elected not to participate in the Company’s deferred compensation program during Fiscal 2013. The Fiscal 2013 earnings relate to contributions made in prior years. In accordance with the terms of the plan and Section 409A, Mr. Markfield received a scheduled in-service lump sum distribution.

(2)	Mr. Hanson’s Fiscal 2013 executive contributions are reported in the Summary Compensation Table as Base Salary.

Post-Employment Compensation

The following tables set forth the expected benefit to be received by each of the respective NEOs in the event of his or her termination resulting from various scenarios, assuming a termination date of February 1, 2014 and a stock price of $13.53, our closing stock price on January 31, 2014. The tables do not include the payment of the aggregate balance of the NEO’s nonqualified deferred compensation that is disclosed in the Nonqualified Deferred Compensation table above.

For a description of our change in control benefits, please refer to the section above entitled “Severance and Change of Control Payments.”

Jay L. Schottenstein

Mr. Schottenstein was employed by us as Interim Chief Executive Officer, effective January 22, 2014. Also during Fiscal 2013, Mr. Schottenstein was a non-independent Executive Chairman of the Board of Directors.

	Death or Disability	Voluntary Retirement	Termination w/out Cause	Termination for Cause	Change in Control (Double-Trigger)
Cash Payments
Base	$—	$—	$—	$—	$—
Bonus	—	—	—	—	—
Stock Award Vesting	—	—	—	—	—
PS Vesting (1)	$827,008	$827,008	$827,008	—	$827,008

Total	$827,008	$827,008	$827,008	$—	$827,008

(1)	Amount assumes that the Compensation Committee vested any PS outstanding to the extent the performance goals are met. Amount represents the PS awarded on February 28, 2012 and March 5, 2013 at Target and assumes achievement of the performance goal for the respective periods. If the performance goal is not achieved, the PS will forfeit. In the event of a termination following a change in control (i.e., double-trigger), we are obligated to vest any PS outstanding without proration.

Roger S. Markfield

Mr. Markfield was employed during Fiscal 2013 pursuant to an employment agreement dated February 24, 2012 (the “Markfield Agreement”). Pursuant to the Markfield Agreement, Mr. Markfield served as a full-time employee until February 1, 2014 (the “Active Term”) and would potentially serve as a consultant for a term of four years (the “Consulting Period”). The Markfield Agreement provided for an extension payment of $6,000,000 as a result of Mr. Markfield remaining employed by us on February 3, 2013 (the “Extension Payment”).

Pursuant to the Markfield Agreement, Mr. Markfield will generally receive the following in the event of a termination for any reason other than “for cause”:

•	base salary earned but unpaid as of termination;
•	the Extension Payment of $6,000,000;
•	any annual cash incentive bonus for the year in which the termination occurred, prorated based on his service during the fiscal year to the extent the performance goals are met for the year;
•	vesting of any unvested, non-performance based RSUs in accordance with their terms; and
•	continued vesting of any unvested, performance-based, RSUs and stock options in accordance with the plan under which they were granted.

In the event of a termination for “cause,” the Markfield Agreement provides for payment of base salary earned but unpaid as of termination and the Extension Payment of $6,000,000 if the termination occurs after February 3, 2013.

	Death or Disability	Voluntary Retirement	Termination w/out Cause	Termination for Cause	Change in Control (Double-Trigger)
Cash Payments
Base (1)	—	—	—	—	$2,964,000
Extension Payment (2)	$6,000,000	$6,000,000	$6,000,000	$6,000,000	$6,000,000
Bonus (3)	—	—	—	—	$988,000
Stock Option Vesting	—	—	—	—	—
RSU Vesting	—	—	—	—	—
PS Vesting (4)	$9,927,171	$9,927,171	$9,927,171	—	$9,927,171

Total	$15,927,171	$15,927,171	$15,927,171	$6,000,000	$19,879,171

(1)	In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Mr. Markfield’s base salary and annual incentive bonus at Target.

(2)	Pursuant to the Markfield Agreement, amount represents the Extension Payment.

(3)	In the event of a termination following a change in control (i.e., double-trigger), amount represents Mr. Markfield’s annual incentive bonus at Target.

(4)	Amount assumes that the Compensation Committee vested any PS outstanding to the extent the performance goals are met. Amount represents the PS awarded on March 1, 2011, February 28, 2012 and March 5, 2013, at Target and assumes achievement of performance goals for the respective periods. If the performance goals are not achieved, the PS will forfeit. In the event of a termination following a change in control (i.e., double-trigger), we are obligated to vest any PS outstanding without proration.

Kitty Yung

	Death or Disability	Voluntary Separation	Termination w/out Cause	Termination for Cause	Change in Control (Double-Trigger)
Cash Payments
Base (1)	—	—	$575,000	—	$1,466,250
Bonus (2)	—	—	—	—	$402,500
RSU Vesting (3)	$54,368	—	—	—	$195,725
PS Vesting (4)	$421,121	$66,451	$66,451	—	$421,121

Total	$475,489	$66,451	$641,451	$—	$2,485,596

(1)	Amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Ms. Yung’s base salary and annual incentive bonus at Target.

(2)	In the event of a termination following a change in control (i.e., double-trigger), amount represents Ms. Yung’s annual incentive bonus at Target.

(3)	Amount assumes that the Compensation Committee fully vested the April 29, 2013 RSU award based on service. In the event of a termination following a change in control (i.e., double-trigger), we are obligated to vest any RSUs outstanding.

(4)	Amount assumes that the Compensation Committee vested any PS outstanding to the extent the performance goals are met. Amount represents the PS awarded on April 29, 2013 and June 17, 2013 at Target and assumes achievement of the performance goal for the respective periods. If the performance goal is not achieved, the PS will forfeit. In the event of a termination following a change in control (i.e., double-trigger), we are obligated to vest any PS outstanding without proration.

Fredrick W. Grover

	Death or Disability	Voluntary Retirement	Termination w/out Cause	Termination for Cause	Change in Control (Double-Trigger)
Cash Payments
Base (1)	—	—	$650,000	—	$1,755,000
Bonus (2)	—	—	—	—	$520,000
Stock Option Vesting	—	—	—	—	—
RSU Vesting (3)	$249,214	$249,214	$249,214	—	$433,610
PS Vesting (4)	$1,197,541	$1,197,541	$1,197,541	—	$1,197,541

Total	$1,446,755	$1,446,755	$2,096,755	$—	$3,906,151

(1)	Amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Mr. Grover’s base salary and annual incentive bonus at Target.

(2)	In the event of a termination following a change in control (i.e., double-trigger), amount represents Mr. Grover’s annual incentive bonus at Target.

(3)	Amount assumes that the Compensation Committee partially vested the March 5, 2013 RSU awards and vested the final tranche of the March 1, 2011 RSU award. In the event of a termination following a change in control (i.e., double-trigger), we are obligated to vest any RSUs outstanding.

(4)	Amount assumes that the Compensation Committee vested any PS outstanding to the extent the performance goals are met. Amount represents the PS awarded on March 1, 2011, February 28, 2012 and March 5, 2013 at Target and assumes achievement of performance goals for the respective periods. If the performance goals are not achieved, the PS will forfeit. In the event of a termination following a change in control (i.e., double-trigger), we are obligated to vest any PS outstanding without proration.

Mary M. Boland

	Death or Disability	Voluntary Separation	Termination w/out Cause	Termination for Cause	Change in Control (Double-Trigger)
Cash Payments
Base (1)	—	—	$600,000	—	$1,530,000
Bonus (2)	—	—	—	—	$420,000
RSU Vesting (3)	$92,198	—	—	—	$276,594
PS Vesting (4)	$573,632	$237,016	$237,016	—	$573,632

Total	$665,830	$237,016	$837,016	$—	$2,800,226

(1)	Amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Ms. Boland’s base salary and annual incentive bonus at Target.

(2)	In the event of a termination following a change in control (i.e., double-trigger), amount represents Ms. Boland’s annual incentive bonus at Target.

(3)	Amount assumes that the Compensation Committee partially vested March 5, 2013 RSU award based on service. In the event of a termination following a change in control (i.e., double-trigger), we are obligated to vest any RSUs outstanding.

(4)	Amount assumes that the Compensation Committee vested any PS outstanding to the extent the performance goals are met. Amount represents the PS awarded on July 9, 2012 and March 5, 2013 at Target and assumes achievement of the performance goal for the respective periods. If the performance goal is not achieved, the PS will forfeit. In the event of a termination following a change in control (i.e., double-trigger), we are obligated to vest any PS outstanding without proration.

Robert L. Hanson

Mr. Hanson, our former Chief Executive Officer, departed from the Company on January 22, 2014. On February 22, 2014, the release of claims executed by Mr. Hanson in connection with his departure as a condition of his receipt of certain severance payments and benefits to which he was entitled under his employment agreement with us became effective. Pursuant to the terms of his employment agreement and in exchange for the general release of any claims against us, Mr. Hanson received a payment of $2,200,000, which represents twenty-four months of his annual base salary as well as reimbursement for up to twelve months of his COBRA premiums for medical, dental, and/or vision coverage estimated to be a total of approximately $12,000. As additional inducement for Mr. Hanson to execute and not revoke the release of claims, we agreed to provide Mr. Hanson with additional severance compensation in the aggregate amount of approximately $560,000, consisting of the vesting of certain deferred compensation, stock options, and restricted stock units, the continued ability to vest in certain performance shares, with the amount vesting, if any, dependent upon our performance through the applicable performance period, relocation and housing assistance, and legal and professional fees in connection with his departure.

Pursuant to the terms of his employment agreement and the general release, Mr. Hanson is subject to certain restrictive covenants post separation. For a period of twenty-four months immediately following the termination date, Mr. Hanson may not directly or indirectly accept employment with, act as a consultant to, or otherwise perform the same services for certain businesses that directly compete with our business and may not directly or indirectly solicit, induce or attempt to solicit or induce, any person known to be an employee, contractor, or consultant of the Company, to terminate his or her employment or other relationship with the Company.

PROPOSAL THREE: APPROVAL OF THE AMERICAN EAGLE OUTFITTERS, INC. 2014 STOCK AWARD AND INCENTIVE PLAN

The Board of Directors is asking stockholders to approve the American Eagle Outfitters, Inc. 2014 Stock Award and Incentive Plan (the “2014 Plan”).

The Board believes that the adoption of the 2014 Plan is in our best interests and necessary, in part, because approval of the 2014 Plan will also enable certain incentive compensation under the 2014 Plan to qualify for tax-deductibility as “performance-based” compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). In order to qualify as performance-based compensation, Section 162(m) requires, among other things, stockholder approval of the material terms of the performance criteria under which compensation may be paid under the 2014 Plan. Such criteria and the maximum individual limits on the amounts that can be paid are discussed in more detail below. Section 162(m) requires such stockholder approval at least every five years, and our stockholders have not reapproved this type of performance-based criteria since 2009. If our stockholders approve the 2014 Plan at the Annual Meeting, we will have satisfied the requirements of 162(m) regarding stockholder approval of performance criteria.

We believe it is in the best interest of the Company and our stockholders to permit the grant of “performance-based” compensation under Section 162(m). However, in certain circumstances, we may determine to grant compensation to covered employees that will not qualify as “performance-based” compensation for purposes of Section 162(m).

As of January 31, 2014, there were stock options outstanding under our 2005 Stock Award and Incentive Plan, as amended (the “2005 Amended Plan”) and our 1999 Stock Option Plan (collectively with the 2005 Amended Plan, the “Prior Plans”) with respect to 3,925,333 shares and there were 3,549,100 shares of restricted stock outstanding subject to time and/or performance vesting under the 2005 Amended Plan. There were 9,830,000 full-value shares available for issuance under the 2005 Amended Plan at January 31, 2014 (based on the 2005 Amended Plan’s share counting rules which reduce the available shares by 1.85 for each share granted under restricted stock and performance awards). A portion of those shares has been granted as part of our Fiscal 2014 compensation program and it is anticipated that we will continue to grant shares prior to the Annual Meeting date. The Board also believes the adoption of the 2014 Plan as our new long-term incentive plan is in our best interests, in part, because the number of shares currently available under the 2005 Amended Plan is insufficient for awards after 2014.

The 2014 Plan is designed to replace the 2005 Amended Plan. Accordingly, if the 2014 Plan is approved at the Annual Meeting, no further awards will be granted under the 2005 Amended Plan. The Board of Directors has unanimously approved the 2014 Plan, subject to approval by the stockholders. We believe it is in the best interest of our Company and our stockholders to continue offering a long-term incentive program to our management-level employees.

Proxies solicited on behalf of the Board of Directors will be voted FOR this proposal unless stockholders specify a contrary choice.

Summary of the 2014 Plan

This summary is qualified in its entirety by reference to the full text of the 2014 Plan, which is attached to this Proxy Statement as Appendix A.

Purpose

The purpose of the 2014 Plan is to aid the Company in attracting, retaining, motivating and rewarding employees, consultants, and non-employee directors of our Company or our subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and to promote the creation of long-term value for stockholders by closely aligning the interests of participants with those of stockholders.

Eligibility

Awards may be granted under the 2014 Plan only to an employee of the Company or any subsidiary or affiliate, including any executive officer, to any non-employee director of our Company or a subsidiary or affiliate, to any person who has been offered employment by the Company or a subsidiary or affiliate, and to a consultant who provides significant services to the Company or any subsidiary or affiliate, as selected by the Compensation Committee. We currently have six non-employee directors, and our Company and our subsidiaries and affiliates currently have approximately 400 employees eligible to participate in the 2014 Plan. The actual number of participants who will ultimately receive awards under the 2014 Plan cannot be determined because eligibility for participation in the 2014 Plan is at the discretion of the Compensation Committee.

Permissible Awards

The 2014 Plan authorizes the granting of awards in any of the following forms:

•	options to purchase shares of stock;

•	restricted, unrestricted or bonus shares of stock;

•	restricted stock units;

•	stock appreciation rights (“SARs”);

•	other stock-based awards;

•	dividend equivalents; and

•	performance awards payable in cash or stock, including annual incentive awards.

Stock Subject to 2014 Plan

A total of 11,500,000 shares of stock shall be authorized for grant under the 2014 Plan less one share of Stock for every one share of Stock that was subject to an award granted after January 31, 2014 under the 2005 Amended Plan. Any shares that are subject to awards granted under the 2014 Plan shall be counted against this limit as one share for every one share granted.

Shares of stock represented by awards that have been forfeited, expired, settled in cash, or tendered by a participant or withheld by us to satisfy any tax withholding obligation (for awards other than an option or SAR) under the 2014 Plan or after January 31, 2014, under the Prior Plans, shall again be available for awards under the 2014 Plan to the extent of such forfeiture, expiration, cash settlement, or tendering or withholding for taxes.

The following shares shall not again be available for grants under the 2014 Plan: (i) shares tendered or withheld by us in payment of the exercise price of a stock option under the Prior Plans or the 2014 Plan; (ii) shares tendered or withheld by us to satisfy tax withholding with respect to a stock option or SAR under the Prior Plans after January 31, 2014 or the 2014 Plan; (iii) shares subject to a SAR under the Prior Plans after January 31, 2014 or 2014 Plan that are not issued in connection with its stock settlement on exercise thereof; and (iv) shares reacquired by our Company using the proceeds from the exercise of options under the 2014 Plan or after January 31, 2014 under the Prior Plans.

Shares issued under the 2014 Plan through the assumption or substitution of outstanding awards granted by a company acquired by us or a subsidiary or affiliate (“Substitute Awards”) will not reduce the maximum number of shares available for grants under the 2014 Plan. In addition, available shares under a stockholder approved plan of a company acquired by us or a subsidiary (adjusted to reflect the transaction) may be used for awards under the 2014 Plan under certain circumstances and will not reduce the number of shares available under the 2014 Plan.

The total number of shares that may be granted with respect to incentive stock options under the 2014 Plan is five million shares.

Limitations on Awards

Additionally, with respect to grants to any participant during a calendar year, no more than four million shares may be granted with respect to each of options and SARs (multiplied by two with respect to options and SARs granted during the first calendar year in which the participant commences employment) and no more than 1,500,000 shares may be granted with respect to each of restricted shares of stock, restricted stock units and performance awards intended to be qualified performance-based compensation under Section 162(m) for each year in the performance period. In addition, the maximum aggregate amount that can be granted in any calendar year to an employee for performance awards not valued in shares is an amount equal to $5,000,000 in each year in the performance period for performance awards and $6,000,000 for annual performance awards plus any unused carryover limit from the prior calendar year. The aggregate grant date fair value of all awards granted to any non-employee director shall not exceed $300,000 during any single calendar year ($500,000 in the first year a person becomes a non-employee director).

Administration

The 2014 Plan is administered by the Compensation Committee, subject to its right to create subcommittees or delegate authority as required or permitted by law. The Compensation Committee has the sole authority to designate participants and determine the type, terms and conditions of awards to be granted, except that the Board of Directors may perform the functions of the Compensation Committee for granting awards to non-employee directors.

Stock Options

The Compensation Committee is authorized to grant incentive stock options or non-qualified stock options under the 2014 Plan. The exercise price of an option granted under the 2014 Plan may not be less than the fair market value of the underlying stock on the date of grant (other than for Substitute Awards) and the exercise period shall not exceed ten (10) years; provided, however, that (other than with respect to any incentive stock options) to the extent an option would expire at a time when the holder of such option is prohibited by applicable law or our insider trading policy from selling or otherwise disposing of shares that the holder would otherwise acquire upon exercise of such option, then the exercise period shall be extended until the thirtieth (30th) day following the date such prohibition lapses.

Stock Appreciation Rights (SARs)

The Compensation Committee may grant SARs under the 2014 Plan; a SAR may be free-standing or tandem in combination with another award. An SAR award permits the participant to receive the appreciation, if any, of the fair market value of a share of common stock on the date of exercise over the fair market value of such a share on the date of grant. In general the grant price of an SAR may not be less than the fair market value of the underlying stock on the date of grant (other than for Substitute Awards). Payment of any appreciation will be paid in cash, common stock or a combination of cash and stock as the Compensation Committee directs. The exercise period with respect to any SAR shall not exceed ten (10) years, subject to the exception discussed above under “Stock Options.”

Restricted Stock Awards and Restricted Stock Units

The Compensation Committee may make awards of restricted stock or restricted stock units (which may consist of a combination of stock and other awards) to participants, subject to such restrictions on transferability and other restrictions as the Compensation Committee may deem appropriate. Except as set forth in certain forfeiture provisions or other special circumstances as determined by the Compensation Committee, restricted stock and restricted stock units will vest over a minimum period of three years, unless the grant or vesting is based on the achievement of one or more performance conditions, in which case, the restricted stock and restricted stock units will vest over a minimum period of one year.

Unrestricted Stock Awards and Bonus Stock

The Compensation Committee may make awards of unrestricted stock as a bonus or to grant stock in lieu of obligations of the Company or our subsidiary or affiliate of the Company.

Other Stock-Based Awards

The Compensation Committee may make awards that may be denominated or payable in stock or factors that may influence the value of stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into stock, purchase rights for stock, awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units of the Company.

Performance Awards, Including Annual Incentive Awards

The Compensation Committee may grant performance awards that are payable in cash, stock, other awards under the 2014 Plan or other property. Subject to the specific limitations discussed above under “Limitations on Awards,” the Compensation Committee has discretion to determine the number of performance awards granted to any participant and to set performance goals and other terms or conditions to payment of the performance awards. The extent to which these performance goals are met determines the amount of the settlement of the performance award that can be received by a participant.

The Compensation Committee may grant an annual incentive award to an employee who is designated by the Compensation Committee as likely to be a “covered employee” under Section 162(m); i.e., an employee who at the end of the year is our chief executive officer or one of its three most highly compensated officers, other than our chief executive officer and financial officer. Such annual incentive award will be intended to qualify as “performance-based compensation” for purposes of Section 162(m), and its grant, exercise and/or settlement shall be contingent upon achievement of pre-established performance goals and other terms set forth in the 2014 Plan.

Performance Goals

If the Compensation Committee determines that a performance award granted to an employee for whom the Company’s tax deductions would likely to be subject to the deduction limitations of Section 162(m) as discussed under “Section 162(m) Deduction Limitations” below, the Compensation Committee may establish objectively determinable performance goals for awards during specified performance periods based on one or more of the business criteria listed in Section 7(b)(ii) of the 2014 Plan. The goals may be particular to an officer or may be based, in whole or part, on the performance of the division, department, line of business, subsidiary or other business unit in which the officer works, or on the performance of the Company generally. The Compensation Committee must establish such goals by the earlier of (a) 90 days after the beginning of the applicable performance period or (b) the time 25% of such performance period has elapsed. Any payment of an award granted with performance goals is conditioned on the written certification of the Compensation Committee in each case that the performance goals and any other material conditions were satisfied.

Limits on Transferability

No award is assignable or transferable by a participant other than by will or the laws of descent and distribution. However, the Compensation Committee may (but need not) permit other transfers (other than for incentive stock options or SARs in tandem with incentive stock options) where it concludes that such transferability is appropriate and desirable, taking into account applicable securities laws. In no event may a transfer for value or consideration be made without the prior approval of our stockholders. A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Change in Control

Except as otherwise provided in an award document or in another written agreement, plan or policy with respect to a participant, upon both a “change in control” (as defined in the 2014 Plan) and a “qualifying termination” (an involuntary termination for reason other than willful misconduct or disability or a voluntary termination with “good cause”, as defined in the 2014 Plan), the vesting of all outstanding non-performance based awards will be accelerated. Except as otherwise provided in an award document or in another written agreement, plan or policy with respect to a participant, on the date of a change in control performance based awards will be converted into restricted stock based on performance to the change in control date or the target level value, depending on the portion of the performance period completed prior to the change in control, and upon a qualifying termination the vesting of the performance based awards will be accelerated. If an acquiring entity does not assume the awards the vesting of all outstanding awards will be accelerated on the change in control date and performance based awards will be paid, either based on performance to the change in control date or based on the target level value, depending on the portion of the performance period completed prior to the change in control.

Adjustments

In the event of a merger, reorganization, recapitalization, stock dividend, stock split or other change in corporate structure affecting our common stock, the Compensation Committee shall make adjustments in the aggregate number and kind of shares reserved for issuance under the 2014 Plan, in the maximum number of shares that may be granted in any calendar year to any employee, in the number, kind and exercise price of shares subject to outstanding awards, and such other adjustments as it may determine to be appropriate to ensure that participants are treated equitably and there is no dilution or enlargement of rights. No adjustments will be made that would cause any award to a covered employee to not comply with Section 162(m).

No Repricing

No option or stock appreciation right may be amended to reduce the exercise price per share of the shares subject to such option or the grant price of such stock appreciation right, as applicable, below the option price or grant price as of the date the option or stock appreciation right is granted, without the prior approval of our stockholders. In addition, without the prior approval of our stockholders, no option or stock appreciation right may be cancelled or surrendered for another award or cash if the per share exercise or grant price is greater than the fair market value of one share, nor may any option or stock appreciation right be granted in exchange for, or in connection with, the cancellation or surrender of an option, stock appreciation right or other award, having a higher option or grant price.

Dividends and Dividend Equivalents on Certain Awards

The Compensation Committee may grant dividend equivalents on a free-standing basis or in connection with other awards, except for options and SARs. Dividends and dividend equivalents with respect to restricted stock, restricted stock units and other stock-based awards that vest based on the achievement of performance goals and dividend equivalents on performance awards will be subject to the same restrictions and risk of forfeiture as the shares subject to the applicable award with respect to which the dividends and dividend equivalents are distributed or payable.

Additional Award Forfeiture Provisions

Each award granted under the 2014 Plan, other than awards granted to non-employee directors, may be subject to additional forfeiture conditions, if certain events occur, including but not limited to, (i) the participant acts in competition with us; (ii) the participant discloses confidential or proprietary information; (iii) the participant fails to cooperate with us in regards to a legal suit; or (iv) the participant engages in misconduct that causes the need for restatement of financial statements.

Termination and Amendment

Our Board of Directors may terminate or amend the 2014 Plan at any time without stockholder approval, but only to the extent that stockholder approval is not required by applicable law or regulation. Stockholder approval is required with respect to any amendment to increase any of the award limitations set forth in the 2014 Plan, extend the term of the 2014 Plan, materially change the eligibility provisions, change the provisions governing the minimum exercise price for options and the grant price of SARs, or any other provisions of the 2014 Plan that expressly requires stockholder approval.

The Compensation Committee may amend or terminate outstanding awards; however, such amendments may require the consent of the participant.

Awards to Executive Officers and Others

Awards under the 2014 Plan will be made at the discretion of the Compensation Committee. Consequently, we cannot determine with respect to any particular person or group the awards that will be made in the future pursuant to the 2014 Plan or their benefits or amounts.

For information on awards earned by certain executive officers under the 2005 Amended Plan during Fiscal 2013 see “Executive Officer Compensation.”

Stock Price

The closing market price of a share reported on the New York Stock Exchange on March 20, 2014 was $12.79 per share.

U.S. Federal Income Tax Consequences

The following is a general description of the federal income tax consequences to the participant and the Company with regard to awards granted under the 2014 Plan under present law. This discussion does not purport to discuss all tax consequences related to awards under the 2014 Plan.

Nonqualified Stock Options

There will typically be no federal income tax consequences to the optionee or to us upon the grant of a nonqualified stock option under the 2014 Plan. When the optionee exercises a nonqualified option, however, he or she will realize ordinary income in an amount equal to the excess of the fair market value of the common stock received at the time of exercise over the exercise price, and we will be allowed a corresponding deduction, subject to any applicable limitations under Section 162(m). The tax basis for the shares purchased is their fair market value on the date of exercise. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options

There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will realize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Restricted Stock

Unless a participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). If the participant files an election under Section 83(b) of the Internal Revenue Code (“Section 83(b)”) within 30 days of the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Restricted Stock Units

A participant granted a restricted stock unit award will not recognize taxable income, and we will not be allowed a tax deduction, at the time such award is granted. Upon payment or settlement of a restricted stock unit award, the participant will recognize ordinary income equal to the value of the shares or cash received, and we will be entitled to a corresponding deduction, subject to any applicable limitations under Section 162(m). Upon disposition of shares received by a participant in payment of an award, the participant will recognize capital gain or loss equal to the difference between the amount received upon such disposition and the fair market value of the shares on the date they were originally received by the participant.

Unrestricted Stock Awards and Bonus Stock

Generally, the participant will realize ordinary income, and we will be entitled to a corresponding deduction, subject to any applicable limitations under Section 162(m), in the year such unrestricted or bonus stock is delivered to the participant. The amount of such ordinary income and deduction will be equal to the fair market value of the shares of stock received, if any, on the date of issuance. Upon disposition of shares received by a participant in payment of an award, the participant will recognize capital gain or loss equal to the difference between the amount received upon such disposition and the fair market value of the shares on the date they were originally received by the participant.

Performance Awards

A participant generally will not recognize income, and we will not be allowed a tax deduction, at the time performance awards are granted, so long as the awards are subject to a substantial risk of forfeiture. When the participant receives or has the right to receive payment of cash or shares under the performance award, the cash amount or the fair market value of the shares of stock will be ordinary income to the participant, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m).

Stock Appreciation Rights (SARs)

There will typically be no federal income tax consequences to the participant or to us upon the grant of a SAR under the 2014 Plan. When the participant exercises a SAR, he or she will realize ordinary income in an amount equal to the excess of the fair market value of the common stock received at the time of exercise over the fair market value of a share of common stock on date of grant, and we will be allowed a corresponding deduction, subject to any applicable limitations under Section 162(m).

Section 409A Compliance

Section 409A provides that covered amounts deferred under a non-qualified deferred compensation plan are includable in the participant’s gross income to the extent not subject to a substantial risk of forfeiture and not previously included in income, unless certain requirements are met, including limitations on the timing of deferral elections and events that may trigger the distribution of deferred amounts.

Based on final regulations and other guidance issued under Section 409A, the awards under the 2014 Plan could be affected. In general, if an award either (1) meets the requirements imposed by Section 409A or (2) qualifies for an exception from coverage under Section 409A, the tax consequences described above will continue to apply. If an award is subject to Section 409A and it does not comply with the requirements of Section 409A, then amounts deferred in the current year and in previous years will become subject to immediate taxation to the participant, and the participant will be required to pay (1) a penalty equal to interest at the underpayment rate plus 1% on the tax that should have been paid on the amount of the original deferral and any related earnings and (2) in addition to any regular tax, an additional tax equal to 20% of the original deferral and any earnings credited on the deferral.

The 2014 Plan has been designed so that most awards should be exempt from coverage under Section 409A. Certain terms have been defined in a manner so that if awards are subject to Section 409A, they should comply with Section 409A.

Section 162(m) Deduction Qualifications

Section 162(m) limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the chief executive officer or any of its three most highly compensated executive officers, other than the chief executive officer and chief financial officer, serving on the last day of the fiscal year. “Performance based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. The Compensation Committee intends to structure awards under the 2014 Plan to be deductible under Section 162(m) provided, however, we may elect to provide non-deductible compensation under the 2014 Plan.

Stockholder approval of the material terms of the 2014 Plan will permit qualification of incentive awards for full tax deductibility under Section 162(m). For purposes of Section 162(m), the material terms include (1) the employees eligible to receive compensation under the 2014 Plan, (2) a description of the business criteria on which the performance goals are based, and (3) the maximum amount of compensation that can be paid to a participant under the performance goal. Approval of the 2014 Plan will be deemed to include approval of the material terms of the 2014 Plan, including the general business criteria upon which performance objectives for performance awards are based. The key aspects of the 2014 Plan are discussed above.

We do not intend the preceding discussion to be a complete explanation of all of the income tax consequences of participating in the 2014 Plan. Participants in the 2014 Plan should consult their own personal tax advisor to determine the particular tax consequences of the 2014 Plan to them, including the application and effect of foreign, state and local taxes, and any changes in the federal tax laws from the date of this proxy statement.

Equity Compensation Plan Table

The following table sets forth additional information as of the end of Fiscal 2013, about shares of our common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our stockholders and plans or arrangements not submitted to our stockholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

	Column (a)	Column (b)	Column (c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (1)(2)
Equity compensation plans approved by stockholders	3,925,333	$17.65	18,186,587
Equity compensation plans not approved by stockholders	—	—	—

Total	3,925,333	$17.65	18,186,587

(1)	Equity compensation plans approved by stockholders include the 1999 Stock Incentive Plan and the 2005 Amended Plan. The weighted average remaining term of our outstanding options was 2.6 years. In addition, we have 3,549,100 shares of restricted stock granted and outstanding under our 2005 Amended Plan which are subject to time and performance vesting.

(2)	Amount represents option equivalents which are subject to a 1.85 fungible ratio and equate to approximately 9,830,000 full value awards.

Required Vote

Approval of the 2014 Plan requires the affirmative vote of a majority of the shares represented and voting, in person or by proxy, at the Annual Meeting.

The Board of Directors recommends that the stockholders vote “FOR” the adoption of the 2014 Stock Award and Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a Related Party Transaction Policy (the “Policy”) to allow us to identify, document and properly disclose related party transactions. The Policy applies to all associates who have authority to enter into commitments on behalf of the Company. Under the Policy, a related party transaction is any transaction to which we or any of its subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include, without limitation, those for the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, if an associate or a member of an associate’s immediate family is a supplier of goods or services or owns or is employed by a business that supplies us; or if a member of an associate’s immediate family is employed by us; or if an associate serves on the board of directors of a business that supplies goods or services to us, it is a related party transaction. All related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, Director or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, our General Counsel and our Chief Financial and Administrative Officer. Each quarter, our Directors and associates who have authority to enter into commitments on behalf of us are required to provide a certification regarding the existence of any related party transactions that they have knowledge of and which have not been fully and accurately disclosed in our filings with the Securities and Exchange Commission.

In the ordinary course of business, we have entered into a number of agreements with affiliates of Jay L. Schottenstein, our Executive Chairman of the Board of Directors and Interim Chief Executive Officer. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm’s length transaction with an unaffiliated third party. The material terms of these transactions are described below. In each case, the transaction was approved in advance by the Audit Committee in accordance with our Related Party Transaction Policy.

In March 2014, we entered into an agreement to purchase merchandise totaling approximately $180,000 from Artisan de Luxe, a company which is owned in part by Mr. Schottenstein’s sons. We may purchase additional merchandise from Artisan de Luxe in the future.

In September 2013, we entered into a store lease with an affiliate of Jay L. Schottenstein pursuant to which we expect to pay rent, together with other expenses, of approximately $270,000 annually (subject to annual adjustments), in addition to an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. We incurred rent and other expenses under the lease of approximately $60,000 during Fiscal 2013. The lease expires in January 2024.

During Fiscal 2012, we entered into a three-year agreement with Retail Entertainment Design, LLC (“R.E.D.”) for in-store music program services. A majority of R.E.D. is owned by Jubilee-RED LLC, which is indirectly owned by trusts benefitting Jay L. Schottenstein’s descendants. Mr. Schottenstein also serves as trustee of the aforementioned family trusts. Fiscal 2013 expense under the agreement was approximately $777,000. This transaction was approved in advance by the Audit Committee in accordance with our Related Party Transaction Policy.

From time to time, we may have employees who are related to our Directors or executive officers. We employ Carol Dombrov, sister-in-law of Dennis R. Parodi who serves as our Executive Vice President – Head of Stores, US. During Fiscal 2013, Ms. Dombrov served as a Regional Director for aerie and received annual cash and field sales incentive compensation of $166,592 and a grant of time-based RSUs with a grant date value of $30,000 which partially vested on March 5, 2014. The remaining shares of Ms. Dombrov’s RSU award will vest in accordance with the terms on the second and third anniversaries of the grant date. Effective March 2014, Ms. Dombrov was promoted to a Managing Director and her annual base salary was increased to $180,000. Ms. Dombrov’s eligibility for incentive and equity compensation will remain the same. We also employ Robert Parodi, son of Dennis R. Parodi. Mr. Robert Parodi serves as a District Manager for us. During Fiscal 2013, Mr. Robert Parodi received annual cash and field sales incentive bonus compensation of $123,423. Mr. Parodi and Ms. Dombrov also participate in various compensation and employee benefits plans or arrangements on the same basis as other employees in comparable positions.

PROPOSAL FOUR: RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015. In the event the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its appointment. In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in our best interest.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report for the year ended February 1, 2014 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent registered public accounting firm, its independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 1, 2014 for filing with the Securities and Exchange Commission.

Noel J. Spiegel, Audit Committee Chair

Michael G. Jesselson, Audit Committee Member

Thomas R. Ketteler, Audit Committee Member

Cary D. McMillan, Audit Committee Member

Janice E. Page, Audit Committee Member

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2013, Ernst & Young LLP served as our independent registered public accounting firm and in that capacity rendered an unqualified opinion on our consolidated financial statements as of and for the year ended February 1, 2014.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

Description of Fees	Fiscal 2013	Fiscal 2012

Audit Fees	$1,193,000	$1,166,500
Audit-Related Fees	19,500	59,500
Tax Fees	295,106	251,186
All Other Fees	2,000	2,000

Total Fees	$1,509,606	$1,479,186

“Audit Fees” include fees billed for professional services rendered in connection with (1) the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports; (2) statutory audits of foreign subsidiaries; and (3) fees for services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for due diligence related to our international operations and audits of the Company’s employee benefit plan. “Tax Fees” primarily include fees billed related to federal, state and local tax compliance and consulting. “All Other Fees” include fees billed for accounting research software.

The Audit Committee has adopted a policy that requires pre-approval of all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services as described in SEC Exchange Act Section 10A(i)(1)(B) which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting.

OTHER MATTERS

The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to our Corporate Secretary, at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future proxy statements and annual reports householded, please contact our Corporate Secretary at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Fiscal 2013 Form 10-K as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, through the investor relations section of our Internet website at http://www.ae.com under the links “About AEO, AE Investment Info, Financial Reporting.” A request for a copy of such report should be directed to Judy Meehan, our Vice President of Investor Relations, at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300.

Appendix A

AMERICAN EAGLE OUTFITTERS, INC.

2014 STOCK AWARD AND INCENTIVE PLAN

AMERICAN EAGLE OUTFITTERS, INC.

2014 STOCK AWARD AND INCENTIVE PLAN

1. Purpose. The purpose of this 2014 Stock Award and Incentive Plan (the “Plan”) is to aid American Eagle Outfitters, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding employees, consultants, and non-employee directors of the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and to promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Annual Incentive Award” means a type of Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.

(b) “Annual Limit” shall have the meaning specified in Section 5(b).

(c) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan.

(d) “Beneficiary” means the personal representative, executor or administrator of the Participant’s estate, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death. Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant’s spouse shall be subject to the written consent of such spouse.

(e) “Board” means the Company’s Board of Directors.

(f) “Cause” shall have the meaning defined in an Award document or, except as provided in an Award document, as defined in any employment agreement or severance agreement, plan or policy with respect to the Participant and the Company or a subsidiary or affiliate of the Company then in effect or, if not defined in an Award document and no such agreement, plan or policy is then in effect, “Cause” shall mean (i) the Participant’s willful and continued failure substantially to perform the duties of his or her position after notice and opportunity to cure; (ii) any willful act or omission by the Participant constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; (iii) an act that constitutes misconduct resulting in a restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002; or (iv) a plea of guilty or no contest or a felony conviction in a court of law under the laws of the United States or any state thereof or any other jurisdiction in which the Company or a subsidiary or affiliate of the Company conducts business which materially impairs the value of the Participant’s Service to the Company or any of its subsidiaries or affiliates; provided, however, that for purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests, and no act or failure to act shall be deemed “willful” if it results from any incapacity of the Participant due to physical or mental illness.

(g) “Change in Control” and related terms have the meanings specified in Section 9.

(h) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(i) “Committee” means the Compensation Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to the listing requirements of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted (the “Listing Requirements”), and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder except to the extent limited under the Listing Requirements, in which case as used in this Plan the term “Committee” shall refer to the Board.

(j) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 11(j).

(k) “Disability” means a permanent and total disability within the meaning of Code Section 409A(a)(2)(C), except for Incentive Stock Options, “Disability” means a permanent and total disability within the meaning of Code Section 22(e)(3). The Committee in its discretion may determine whether a permanent and total disability exists in accordance with the Code Sections described above for applicable awards under uniform and non-discriminatory standards adopted by the Committee from time to time.

(l) “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents shall not be permitted on Options and SARs. An adjustment referenced in Section 11(c) shall not be considered a “Dividend Equivalent.”

(m) “Effective Date” means the effective date specified in Section 11(p).

(n) “Eligible Person” has the meaning specified in Section 5.

(o) “Employee” means any person treated as an employee (including an officer of the Company or member of the Board who also is treated as an employee) in the records of the Company or any subsidiary or affiliate of the Company, and with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Code Section 422; provided, however, that neither Service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or such other person not on the payroll of the Company or any subsidiary or affiliate of the Company. The Company will determine in good faith and in its sole discretion whether a person has become or ceased to be an Employee, and the effective dates of such person’s employment and termination of employment.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(q) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing sale price per share of Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which Stock is traded on the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported; provided however, that Fair Market Value relating to the exercise price or base price of any Non-409A Option or SAR shall conform to requirements so as to exempt them from Code Section 409A.

(r) “409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A and regulations thereunder. “Non-409A Awards” means Awards other than 409A Awards. Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Stock on terms that will qualify those Awards as 409A Awards, Options, SARs, and Restricted Stock are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

(s) “Full-Value Award” means Awards relating to Stock where the value of such Award includes the intrinsic value of the Stock on the date of grant, which generally is Awards other than Options or SARs. References to a “Full-Value Award” under a Preexisting Plan mean an award of a type that would be a Full-Value Award if granted under the Plan.

(t) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(u) “Option” means a right, granted under this Plan, to purchase Stock.

(v) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(w) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(x) “Performance Award” means a conditional right, granted to a Participant under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments.

(y) “Preexisting Plans” means each of the following Company plans: the 1999 Stock Incentive Plan, as amended, and the 2005 Stock Award and Incentive Plan, as amended.

(z) “Restricted Stock” means Stock granted under this Plan which is subject to certain restrictions and to a risk of forfeiture.

(aa) “Restricted Stock Unit” or “RSU” means a right, granted under this Plan, to receive Stock or other Awards or a combination thereof at the end of a specified restricted period.

(bb) “Retirement” means, in the case of an Employee, a termination of Service (other than by death, Disability or for Cause) at or after his or her having achieved a combination of years of age and years of employment by the Company or any affiliate which equal or exceed 70 years, or such other combination of age and years of Service as may be fixed from time to time by the Committee. With respect to a non-employee director, “Retirement” means termination of Service on the Board with the consent of the remaining Directors. Consultants are not eligible for Retirement under the Plan.

(cc) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(dd) “Service” means a Participant’s work with the Company or a subsidiary or an affiliate of the Company, either as an Employee or consultant or as a non-Employee director. For purposes of determining when payment of a 409A Award should be made, a Participant will be considered to have terminated or separated from Service in accordance with Code Section 409A and the guidance promulgated thereunder.

(ee) “Stock” means the Company’s Common Stock, par value $0.01 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(ff) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral or restricted period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and stockholders. The foregoing notwithstanding, the Board may perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors.

(b) Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder, provided that any such subcommittee intended to qualify Awards under Code Section 162(m) shall be made up solely of two or more outside directors within the meaning of Treasury Reg. 1.162-27(e)(3). The Committee may delegate to officers or managers of the Company or any subsidiary, affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent (i) that such delegation will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, and (ii) permitted under Section 157 and other applicable provisions of the Delaware General Corporation Law. As such, the aforementioned delegation does not permit officers or managers of the Company to make, cancel or suspend Awards to Covered Employees or to members of the Board.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or Employee of the Company or a subsidiary or affiliate of the Company, the Company’s independent registered public accounting firm, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or Employee of the Company or a subsidiary or affiliate of the Company acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject To Plan.

(a) Subject to adjustment as provided in Section 11(c), a total of 11,500,000 shares of Stock shall be authorized for grant under the Plan less one share of Stock for every one share of Stock that was subject to an award granted after January 31, 2014 under the Preexisting Plans. Any shares that are subject to Awards (excluding Dividend Equivalents) shall be counted against this limit as one share for every one share granted. After the Effective Date no awards may be granted under any Preexisting Plan.

(b) If (i) any shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or shares subject to an Award are tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award other than an Option or a Stock Appreciation Right or (ii) after January 31, 2014, any shares subject to an award under the Preexisting Plans are forfeited, or an award under the Preexisting Plans expires or is settled for cash (in whole or in part) or shares subject to an award under the Preexisting Plans are tendered by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award other than an option or a stock appreciation right, the shares subject to such Award or award under the Preexisting Plans shall, to the extent of such forfeiture, expiration, cash settlement, or tendering or withholding for taxes, again be available for Awards under the Plan on a one-for-one basis. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares authorized for grant under paragraph (a) of this Section: (i) shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or after January 31, 2014 an option granted under the Preexisting Plans, (ii) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or a Stock Appreciation Right or after January 31, 2014 an option or a stock appreciation right granted under the Preexisting Plans, or (iii) shares subject to a Stock Appreciation Right or after January 31, 2014 a stock appreciation right granted under the Preexisting Plans that are not issued in connection with its stock settlement on exercise thereof and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or after January 31, 2014 options granted under the Preexisting Plans.

(c) Substitute Awards as provided in Section 8(a) shall not reduce the shares authorized for grant under the Plan or the applicable limitations for grant to a Participant under Section 5(b), nor shall shares subject to a substitute award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any subsidiary or affiliate of the Company or with which the Company or any subsidiary or affiliate of the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, consultants, or directors preexisting to such acquisition or combination.

(d) The total number of shares with respect to which ISOs may be granted shall not exceed five million shares.

5. Eligibility; Per-Person Award Limitations.

(a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an Employee of the Company or any subsidiary or affiliate of the Company, a consultant who provides significant services to the Company or any subsidiary or affiliate of the Company, a non-employee director of the Company or a subsidiary or affiliate of the Company, and any person who has been offered employment by the Company or a subsidiary or affiliate of the Company, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate of the Company. An Employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate of the Company for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the

Company or a subsidiary of the Company has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company, or with which the Company or a subsidiary or affiliate combines, are eligible for grants of substitute awards as provided in Section 8(a) granted in assumption of or in substitution for such outstanding awards previously granted under such other plans in connection with such acquisition or combination transaction.

(b) Per-Person Award Limitations. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under each of Section 6(b), 6(c), 6(d), 6(e), 6(f), 6(g), 6(h) or 6(i) up to his or her Annual Limit (such Annual Limit to apply separately to the type of Award authorized under each specified subsection, except that the limitation applies to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from and not as a feature of another Award). A Participant’s Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal (i) four million shares for Options and Stock Appreciation Rights, multiplied by two (2) with respect to Options and Stock Appreciation Rights granted to a Participant during the first calendar year in which the Participant commences employment with the Company or a subsidiary or affiliate of the Company and (ii) 1,500,000 shares with respect to restricted shares of stock, restricted stock units and Performance Awards (other than Options and Stock Appreciation Rights) for each year in the performance period for such Awards, subject in each case to adjustment as provided in Section 11(c). In the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentences of this Section would operate as an effective limitation satisfying applicable law (including Treasury Regulation 1.162-27(e)(4)), an Eligible Person may not be granted Awards during any calendar year authorizing the earning of an amount that exceeds (i) for Performance Awards under Section 7(b) the Eligible Person’s Annual Limit, which for this purpose shall equal $5,000,000 for each year in the performance period for such Performance Awards and (ii) for Annual Incentive Awards under Section 7(c) $6,000,000 for each calendar year plus the amount of the Eligible Person’s unused cash Annual Limit as of the close of the previous year, (these limitations are separate and not affected by the number of Awards granted during such calendar year that are subject to the limitations in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any Service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid.

(c) Limit on Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any non-employee director during any single calendar year shall not exceed $300,000; provided, however, that the limitation of this Section shall be $500,000 in the first year a person becomes a non-employee director. The foregoing limit shall not apply to any Award made pursuant to the election of the non-employee director to receive an award in lieu of all or a portion of annual and committee retainers and annual meeting fees.

6. Specific Terms Of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(k). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)	Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, subject to Section 8(a). Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company, or with which the Company or a subsidiary or affiliate of the Company combines may be granted with an exercise price per share of Stock other than as required above, provided that such substitute award is granted in a manner consistent with Code Section 409A or, in the case of Incentive Stock Options, Code Section 422.

(ii)	Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 11(k) and 11(l)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate of the Company, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including, in the case of 409A Awards, deferred delivery of shares subject to the Option, as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify). Notwithstanding the foregoing, the Committee may provide that if on the last day of the Option term, the Fair Market Value of a share of Common Stock exceeds the exercise price by a specified amount, the Participant has not exercised the Option and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an ISO) (i) the exercise of the Option is prohibited by applicable law or (ii) shares of Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

(iii)	ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422. As such, ISOs may be granted only to Employees. ISOs may not be granted to any Employee that would permit the aggregate Fair Market Value (determined on the date of grant) of the Stock with respect to which ISOs are exercisable for the first time by such Employee during any calendar year to exceed $100,000. Any excess shall be deemed to be a non-statutory Option. if Stock acquired upon exercise of an ISO is disposed of by an Employee before the expiration of either two (2) years from the date of grant of such ISO or one year from the transfer of Stock to such Employee pursuant to the exercise of such ISO, or in any other disqualifying disposition within the meaning of Code Section 422, such Employee hall notify the Committee in writing of the date and terms of such disposition and shall cooperate with the Committee with respect to any tax withholding required or resulting from such disqualifying dispositions.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)	Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee. The grant price of an SAR shall not be less than the Fair Market Value of a share of Stock on the grant date of such SAR, subject to Section 8(a); provided, however, that the grant price of an SAR that is granted subsequent to the related Option may be less than Fair Market Value on the grant date if it is equal to the exercise price of the related Option so long as such subsequently granted SAR does not cause a Non-409A Award to become subject to Code Section 409A or cause a 409A Award to violate Code Section 409A. Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company, or with which the Company or a subsidiary or affiliate of the Company combines may be granted with a grant price per share of Stock other than as required above, provided that such substitute award is granted in a manner consistent with Code Section 409A.

(ii)	Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and whether or not the SAR will be a 409A Award or Non-409A Award. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company. Notwithstanding the foregoing, the Committee may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and neither the Stock Appreciation Right nor the Option has expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes; provided, however, any fractional Share shall be settled in cash. Notwithstanding the foregoing, in the event that on the last business day of the term of an SAR (i) the exercise of the SAR is prohibited by applicable law or (ii) shares of Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the SAR shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)	Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future Service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon.

(ii)	Forfeiture. Except as otherwise determined by the Committee, upon termination of Service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)	Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)	Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in RSUs, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed. Cash dividends, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend in connection with Restricted Stock that vests based on achievement of performance goals shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash, Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant RSUs to Participants, subject to the following terms and conditions:

(i)	Award and Restrictions. Unless otherwise specified by the Committee, issuance of Stock will occur upon expiration of the restricted period specified for an Award of RSUs by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the restricted period or at earlier specified times (including based on achievement of performance goals and/or future Service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. RSUs may be satisfied by delivery of Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii)	Forfeiture. Except as otherwise determined by the Committee, upon termination of Service during the applicable restricted period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the RSU), all RSUs that are at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to RSUs will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)	Dividend Equivalents. Unless otherwise determined by the Committee, Dividend Equivalents on the specified number of shares of Stock covered by an Award of RSUs shall be either (A) paid with respect to such RSUs at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such RSUs, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional RSUs, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect. Dividend Equivalents distributed in connection with RSUs that vest based on the achievement of performance goals shall be subject to restrictions and a risk of forfeiture to the same extent as the RSUs with respect to which such Stock or other property has been distributed.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate of the Company to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, which may be awarded on a free-standing basis or in connection with another Award (other than Options or SARs). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify, except as otherwise provided in the Plan.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units of the Company. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h). Cash dividends, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend in connection with other Awards that vest based on achievement of performance goals shall be subject to restrictions and a risk of forfeiture to the same extent as the other Awards with respect to which such cash, Stock or other property has been distributed.

(i) Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. Performance Awards, Including Annual Incentive Awards.

(a) Performance Awards Generally. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m). Dividend Equivalents distributed in connection with Performance Awards shall be subject to restrictions and a risk of forfeiture to the same extent as the underlying Award with respect to which such Stock or other property has been distributed.

(b) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b).

(i)	Performance Goal Generally. The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)	Business Criteria. One or more of the following business criteria shall be used by the Committee in establishing performance goals for such Performance Awards:

(1) Income (loss) per common share from continuing operations as disclosed in the Company’s annual or quarterly report filed with the Securities and Exchange Commission (“SEC”) for a particular performance period, either basic or fully diluted and with or without expenses for stock options;

(2) Net income (loss) per common share as disclosed in the Company’s annual or quarterly report filed with the SEC for a particular performance period, either basic or fully diluted and with or without expenses for stock options;

(3) Earnings before interest, taxes, depreciation and amortization;

(4) Earnings before interest and taxes;

(5) Operating income;

(6) Stock price;

(7) Total stockholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of stockholders;

(8) Net income;

(9) Percentage increase in total net sales or comparable store sales or another revenue measure as disclosed by the Company in an annual or quarterly report filed with the SEC or in a press release;

(10) Gross margin, cost of goods sold, mark-ups or mark-downs;

(11) Selling, general and administrative (S,G&A) expense, other operating expenses;

(12) Inventory turnover or inventory shrinkage;

(13) Return on assets, return on investment, return on capital, or return on equity;

(14) Cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

(15) Economic profit or value created;

(16) Strategic or operational business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic expansion or new concept development goals; cost targets;

customer satisfaction; employee satisfaction; human resources goals, including staffing, training and development and succession planning; supervision of litigation and information technology; and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures;

(17) Any of items (1) through (15) above with respect to any subsidiary, affiliate, business unit or business group of the Company whether or not such information is included in the Company’s annual report to stockholders, proxy statement or notice of annual meeting of stockholders;

(18) Any of items (1) through (16) above with respect to a performance period whether or not such information is included in the Company’s annual report to stockholders, proxy statement or notice of annual meetings of stockholders;

(19) Any of items (1) through (17) above excluding any expense for performance based cash or equity compensation, including without limitation, amounts payable under this Plan or the Preexisting Plans or any similar plan; and

With respect to per share items above, other terminology may be used for “income (loss) per common share” (such as “basic earnings per share,” “earnings per common share,” “diluted earnings per share,” or “earnings per common share-assuming dilution”) as contemplated by Statement of Financial Accounting Standards No. 128.

The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

The Committee shall specify how any performance objectives shall be adjusted to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporation transaction and any integration or transaction costs related to any such transactions; or any other adjustments as may be approved by the Committee in writing in the first ninety days of the performance period; provided, however, that no such adjustment will be made if the effect of such adjustment would cause an award to fail to qualify as performance-based compensation within the meaning of Code Section 162(m). The Committee may not use any discretion to modify award results except as permitted under Code Section 162(m).

(iii)	Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv)	Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iii). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In all cases, however, the portion of the Performance Award pool potentially payable to each Covered Employee shall be pre-established by the Committee.

(v)	Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(c) Annual Incentive Awards Granted to Designated Covered Employees. The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and its grant, exercise and/or settlement shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7(c).

(i)	Grant of Annual Incentive Awards. Not later than the earlier of 90 days after the beginning of any performance period applicable to such Annual Incentive Award or the time 25% of such performance period has elapsed, the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable thereunder, for that performance period. The amount(s) potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) in the given performance period, as specified by the Committee. The Committee may designate an annual incentive award pool as the means by which Annual Incentive Awards will be measured, which pool shall conform to the provisions of Section 7(b)(iv). In such case, the portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be preestablished by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5.

(ii)	Payout of Annual Incentive Awards. After the end of each performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event prior to the end of a performance period or settlement of such Annual Incentive Award.

(d) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8. Certain Provisions Applicable To Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate of the Company, or any business entity to be acquired by the Company or a subsidiary or affiliate of the Company or with which the Company or a subsidiary of affiliate of the Company combines, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate of the Company; provided, however, that (i) a 409A Award may not be granted in tandem with a Non-409A Award and (ii) such Awards are subject to the prohibitions in the second and third sentences of Section 11(e) with respect to Options and SARs. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to Sections 11(k) and (l), the Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award or the value of any other right to payment surrendered by the Participant may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii), 6(c)(ii) and 8 or elsewhere in the Plan.

(c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Sections 11(k) and (l)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate of the Company upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Sections 11(k) and (l) and so long as such an acceleration does not cause a Non-409A Award to become subject to Code Section 409A. Subject to Section 11(k), installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee.; provided, however, that no election deferral will be permitted if it would make a Non-409A Award become subject to Code Section 409A. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. In the case of any 409A Award that is vested and no longer subject to a risk of forfeiture (within the meaning of Code Section 83), such Award will be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii), in accordance with Section 409A(a)(2)(B)(ii).

(d) Limitation on Vesting of Certain Awards. Subject to Section 10, Restricted Stock and RSUs will vest over a minimum period of three years except in the event of a Participant’s death, disability, or Retirement, or in the event of a Change in Control or other special circumstances as determined by the Committee, or Awards made in the event of a new hire or promotion, to a non-employee director, made in assumption or substitution for Awards of an acquired company, or made in payment of earned incentive compensation. The foregoing notwithstanding, Restricted Stock and RSUs as to which either the grant or vesting is based on, among other things, the achievement of one or more performance conditions generally will vest over a minimum period of one year except in the event of a Participant’s death, disability, or Retirement, or in the event of a Change in Control or other special circumstances as determined by the Committee, or Awards made in the event of a new hire or promotion, made to a non-employee director, made in assumption or substitution for Awards of an acquired company, or made in payment of earned incentive compensation. For purposes of this Section 8(d), (i) a performance period that precedes the grant of the Restricted Stock or RSUs will be treated as part of the vesting period if the participant has been notified promptly after the commencement of the performance period that he or she has the opportunity to earn the Award based on performance and continued Service, and (ii) vesting over a three-year period or one-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period.

9. Change in Control.

(a) Effect of “Change in Control.” In the event that there occurs a Change in Control of the Company, if the Company and any successor entity assumes outstanding Awards or issues substitute awards as provided in Section 6(b)(i) and if the Participant’s employment with the Company and its subsidiaries and affiliates terminates in an event constituting a “Qualifying Termination” (as defined in Section 9(e)) during the eighteen-month period following the Change in Control, the following provisions shall apply to the Participant’s Awards upon such Qualifying Termination, unless otherwise provided by the Committee in the Award document or in another written agreement, plan or policy with respect to a Participant (in language specifically negating the effect of this Section 9(a)):

(i)	In the case of an Award other than a performance based Award (i.e., a Performance Award or Restricted Stock, RSUs, or Other Stock-Based Awards that vest based on the achievement of performance conditions), all forfeiture conditions and other restrictions applicable to such Award shall lapse and such Award shall be fully payable as of the time of the Participant’s Qualifying Termination without regard to vesting or other conditions, and any such Award carrying a right to exercise that was not previously vested and exercisable shall become fully vested and exercisable as of the time of the Participant’s Qualifying Termination, and all deferral of settlement and similar restrictions applicable to such Award shall lapse and such Award shall be fully payable as of the time of such Qualifying Termination without regard to deferral or restrictive conditions, subject to Section 11(k) (including any applicable six-month delay in distribution) and subject to applicable restrictions set forth in Section 11(a).

(ii)	In the case of a performance based Award, (i) if 50% or more of the performance period has been completed as of the date of the Change in Control, then the value of such Award will be converted into Restricted Stock based on performance to the Change in Control date and will vest at the end of the Performance Period, subject to the provisions set forth in Section 9(a)(i) in the event of a Qualifying Termination; or (ii) if less than 50% of the performance period has been completed as of the date of the Change in Control, then the value of such Award will be converted into Restricted Stock based on the Performance Award’s target level value and will vest at the end of the Performance Period, subject to the provisions set forth in Section 9(a)(i) in the event of a Qualifying Termination.

(iii)	Awards subject to accelerated vesting and/or settlement under this Section 9(a) may be settled in cash, if and to the extent authorized by the Committee.

The Company and any successor that has assumed an Award in connection with a Change in Control must acknowledge and agree to be bound by the provisions hereof following the Change in Control in a legally binding agreement with the Participant

(b) Non-Performance Based Awards – Not Assumed. In the event of a Change in Control, if the Company and any successor entity do not assume outstanding Awards or issue substitute awards as provided in Section 8(a), then the following provisions shall apply to non-performance based Awards, including Awards as to which performance conditions previously have been satisfied or are deemed satisfied under Section 9(a), unless otherwise provided by the Committee in the Award document or in another written agreement, plan or policy with respect to a Participant (in language specifically negating the effect of this Section 9(b)):

(i)	In the case of Non-409A Awards, to the extent permitted without causing the Award to become subject to Code Section 409A:

(A)	all forfeiture conditions and other restrictions applicable to Awards granted under the Plan shall lapse and such Awards shall be fully payable as of the time of the Change in Control without regard to vesting or other conditions, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 11(a); and

(B)	any Award carrying a right to exercise that was not previously exercisable and/or vested shall become fully exercisable and/or vested as of the time of the Change in Control and shall remain exercisable and/or vested for the balance of the stated term of such Award without regard to any termination of Service by the Participant other than a termination for Cause, subject only to applicable restrictions set forth in Section 11(a).; and

(C)	the Committee may, in its discretion, determine to extend to any Participant who holds an Option the right to elect, during the 60-day period immediately following the Change in Control, in lieu of acquiring the shares of Stock covered by such Option, to receive in cash the excess of the Change in Control Price over the exercise price of such Option, multiplied by the number of shares of Stock covered by such Option, and to extend to any Participant who holds other types of Awards denominated in shares the right to elect, during the 60-day period immediately following the Change in Control, in lieu of receiving the shares of Stock covered by such Award, to receive in cash the Change in Control Price multiplied by the number of shares of Stock covered by such Award.

(ii)	In the case of 409A Awards, if and to the extent permitted under Code Section 409A (for this purpose, if Section 409A would permit any of the following events to occur following 409A Ownership/Control Change but not otherwise, such event shall occur only if a Change in Control also constitutes a 409A Ownership/Control Change):

(A)	all deferral of settlement, forfeiture conditions and other restrictions applicable to an unvested Award granted under the Plan shall lapse and such Awards shall be fully payable as of the time of the Change in Control without regard to deferral and vesting conditions, except to the extent of any waiver by the Participant (if permitted under Section 409A) and subject to applicable restrictions set forth in Section 11(a); and

(B)	any Award carrying a right to exercise that was not previously exercisable and/or vested shall become fully exercisable and/or vested as of the time of the Change in Control and shall remain exercisable and/or vested for the balance of the stated term of such Award without regard to any termination of Service by the Participant other than a termination for Cause, subject only to applicable restrictions set forth in Section 11(a).; and

(C)	the Committee may, in its discretion, determine to extend to any Participant who holds an Option the right to elect, during the 60-day period immediately following the Change in Control, in lieu of acquiring the shares of Stock covered by such Option, to receive in cash the excess of the Change in Control Price over the exercise price of such Option, multiplied by the number of shares of Stock covered by such Option, and to extend to any Participant who holds other types of Awards denominated in shares the right to elect, during the 60-day period immediately following the Change in Control, in lieu of receiving the shares of Stock covered by such Award, to receive in cash the Change in Control Price multiplied by the number of shares of Stock covered by such Award.

(c) Performance Based Awards – Not Assumed. In the event of a Change in Control, if the Company and any successor entity do not assume outstanding Awards or issue substitute awards as provided in Section 6(b)(i), then the following provisions shall apply to performance based Awards unless otherwise provided by the Committee in the Award document or in another written agreement, plan or policy with respect to a Participant (in language specifically negating the effect of this Section 9(c)) and except to the extent not permitted under Section 409A in the case of 409A Awards, (i) if 50% or more of the performance period has been completed as of the date of the Change in Control, then the value of the Award will be converted, based on performance to the Change in Control date, to (x) fully vested Stock if a non-cash Award or (y) cash if a cash Award; or (ii) if less than 50% of the performance period has been completed as of the date of the Change in Control, then the value of the Award will be converted, based on the Award’s target level value, to (x) fully vested Stock if a non-cash Award or (y) cash if a cash Award and be fully payable as of the time of the Change in Control without regard to vesting or other conditions, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 11(a).

(d) Definition of “Change in Control.” A “Change in Control” shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following:

(i)	Any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires voting securities of the Company and immediately thereafter is a “30% Beneficial Owner.” For purposes of this provision, a “30% Beneficial Owner” shall mean a person who is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then-outstanding voting securities; provided that the term “30% Beneficial Owner” shall not include any person who, at all times following such an acquisition of securities, remains eligible to file a Schedule 13G pursuant to Rule 13d-1(b) under the Exchange Act, or remains exempt from filing a Schedule 13D under Section 13(d)(6)(b) of the Exchange Act, with respect to all classes of Company voting securities;

(ii)	During any period of two consecutive years commencing on or after the Effective Date, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person (as defined above) who has entered into an agreement with the Company to effect a transaction described in subsections (i), (iii) or (iv) of this definition or a new director approved in connection with an actual or threatened proxy contest or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”) cease for any reason to constitute at least a majority thereof;

(iii)	The consummation of a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, other than any such transaction which would result in at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who held at least 50% of the combined voting power of the voting securities of the Company immediately prior to such transaction with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (iii), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 50% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity or a subsidiary thereof; and provided further, that, if consummation of the corporate transaction referred to in this Section 9(c)(iii) is subject to the consent of any government or governmental agency or other material contingency, no Change in Control shall occur until such time any other material contingency has been satisfied; and

(iv)

The shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect); provided that, if consummation of the transaction referred to in this Section 9(d)(iv) is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied

(e) Definition of “Qualifying Termination.” A “Qualifying Termination” shall be deemed to have occurred if, except as otherwise provided in an Award document or any employment agreement or severance agreement, plan or policy with respect to the Participant and the Company or a subsidiary or affiliate of the Company then in effect, there shall have occurred any of the following:

(i)	A Company-initiated termination for reason other than willful misconduct, or disability, provided that the Participant executes a general release and, where applicable, a non-solicitation and/or non-compete agreement with the Company.

(ii)	The Participant resigns with good cause within the time period specified by the Committee, for which purpose “good cause” means (A) change in duties or responsibilities (including reporting responsibilities) that are inconsistent in any material and adverse respect with position, duties or responsibilities, (B) reduction in annual base salary or target annual bonus opportunity as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter, other than up to a 10% across the board reduction for all executives, (C) relocation of more than 50 miles from office location on date of such Change in Control that also increases commute from principal residence by more than 50 miles, or (D) reduction of more than 5% in aggregate value of benefits under employee benefit plans, welfare benefit plans and fringe benefit plans in which the Participant is participating immediately prior to such Change in Control.

A Participant’s death or voluntary resignation without good cause will not constitute a Qualifying Termination.

(f) Definition of “409A Ownership/Control Change.” A “409A Ownership/Control Change” shall be deemed to have occurred if a Change in Control occurs which constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A(a)(2)(A)(v).

(g) Definition of “Change in Control Price.” The “Change in Control Price” means an amount in cash equal to the amount of cash and fair market value of property that is the price per share paid (including extraordinary dividends) in any transaction triggering the Change in Control or any liquidation of shares following a sale of substantially all assets of the Company.

(h) Termination of Employment After Change in Control Negotiations Have Commenced. For purposes of this Section 9, a termination of a Participant’s employment by the Company without Cause after the commencement of negotiations with a potential acquirer or business combination partner will be deemed to be a termination of employment immediately after a Change in Control if such negotiations result in a transaction constituting a 409A Ownership/Control Change involving such potential acquirer or business combination partner within 24 months of the commencement date of such negotiations.

10. Additional Award Forfeiture Provisions.

(a) Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements. Unless otherwise determined by the Committee, each Award granted hereunder, other than Awards granted to non-employee directors, shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 10(b)(i), (ii), or (iii) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i)	The unexercised portion of the Option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral by the Participant and otherwise is not forfeitable in the event of any termination of Service of the Participant) will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii)	The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award (regardless of any elective deferral) that occurred on or after (A) the date that is one-year prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate of the Company, or (B) the date that is one-year prior to the date the Participant’s employment by the Company or a subsidiary or affiliate of the Company terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed. For purposes of this Section, the term “Award Gain” shall mean (i), in respect of a given Option exercise, the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the Option was exercised at that date, and (ii), in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection with such settlement.

(b) Events Triggering Forfeiture. The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant’s employment by the Company or a subsidiary or affiliate of the Company and resulting in his or her termination of employment, or during the one-year period following termination of such employment:

(i)	The Participant, acting alone or with others, directly or indirectly, prior to a Change in Control, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate of the Company; (B) induces any customer or supplier of the Company or a subsidiary or affiliate of the Company with which the Company or a subsidiary or affiliate of the Company has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate of the Company; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary or affiliate of the Company to terminate such Service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 10(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;

(ii)	The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other Service to the Company or any subsidiary or affiliate of the Company, any confidential or proprietary information of the Company or any subsidiary or affiliate of the Company, including but not limited to information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iii)	The Participant fails to cooperate with the Company or any subsidiary or affiliate of the Company in any way, including, without limitation, by making himself or herself available to testify on behalf of the Company or such subsidiary or affiliate of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate of the Company in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate of the Company, as reasonably requested.

(c) Forfeitures of Awards and Realized Gains Related to Financial Restatements. In the event that the Participant engages in misconduct that causes or partially causes the need for restatement of financial statements that would have resulted in a lower Award where the payment was predicated upon the achievement of certain financial results that were the subject of the restatement, to the extent of the reduction in amount of such Award as determined by the Committee (i) the Award will be cancelled and (ii) the Participant will forfeit (A) the shares of Stock received or payable on the vesting or exercise of the Award and (B) the amount of the proceeds of the sale or gain realized on the vesting or exercise of the Award (and the Participant may be required to return or pay such shares of Stock or amount to the Company. The determination of the lower Award must be made by the Committee no later than the end of the third fiscal year following the year for which the inaccurate financial results were measured; provided, that if steps have been taken within such period to restate the Company’s financial or operating results, the time period shall be extended until such restatement is completed. The provisions of this Section 10(c) shall be amended to the extent necessary to comply with final rules issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act by the Securities and Exchange Commission and the principal stock exchange or market on which Stock is traded.

(d) Agreement Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 10 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity, including but not limited to competition with the Company and its subsidiaries and affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Sections 10(a) and 10(b) and those other provisions shall not be affected by this Agreement.

(e) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by the chief executive officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

11. General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission), and provided further, that no transfer for value or consideration will be permitted without the prior approval of the Company’s stockholders. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate and, in the case of any outstanding Award, necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock which (i) are authorized for grant under Section 4(a), (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate of the Company or other business unit of the Company, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Performance Awards granted under the Plan to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Tax Provisions.

(i)	Withholding. The Company and any subsidiary or affiliate of the Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless withholding of any additional amount of Stock will not result in additional accounting expense to the Company.

(ii)	Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii)	Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

(e) Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan or increase individual award limits under Section 5(b) or amend any other provision of the Plan that expressly requires stockholder approval, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant). Notwithstanding any provision in this Plan to the contrary, without the prior approval of the Company’s stockholders, no option or stock appreciation right may be amended to reduce the price per share of the shares subject to such option or the exercise price of such stock appreciation right, as applicable, below the option price or exercise price as of the date the option or stock appreciation right is granted. In addition, without the prior approval of the Company’s stockholders, no option or stock appreciation rights may be cancelled or surrendered in exchange for another Award or cash when the exercise or grant price per share of Stock exceeds the Fair Market Value of one share of Stock and no option or stock appreciation rights may be granted in exchange for, or in connection with, the cancellation or surrender of an option, stock appreciation right or other award having a higher option or exercise price. With regard to other terms of Awards, the Committee shall have no authority to waive or modify any such Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.

(f) Right of Setoff. The Company or any subsidiary or affiliate of the Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate of the Company may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 10(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a performance period that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified performance period. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Certain Limitations on Awards to Ensure Compliance with Section 409A. For purposes of this Plan, references to an Award term or event (including any authority or right of the Company or a Participant) being

“permitted” under Section 409A mean, for a 409A Award, that the term or event will not cause the Participant to be liable for payment of interest or a tax penalty under Section 409A and, for a Non-409A Award, that the term or event will not cause the Award to be treated as subject to Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Company and rights of the Participant with respect to the Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A, any distribution subject to Section 409A(a)(2)(A)(i) (separation from Service) to a “key employee” as defined under Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Section 409A(a)(2)(B)(i), and any authorization of payment of cash to settle a Non-409A Award shall apply only to the extent permitted under Section 409A for such Award.

(l) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(m) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(n) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or Service of the Company or a subsidiary or affiliate of the Company, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate of the Company to terminate any Eligible Person’s or Participant’s Service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(o) Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(p) Plan Effective Date and Termination. The Plan shall become effective if, and at such time as, the stockholders of the Company have approved it by the affirmative votes of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote on the subject matter at a duly held meeting of stockholders (provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal). Upon such approval of the Plan by the stockholders of the Company, no further awards shall be granted under the Preexisting Plans, but any outstanding awards under the Preexisting Plans shall continue in accordance with their terms. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan shall terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the Plan, and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

(q) Retirement, Death or Disability. In the event of a termination of employment due to death, Disability or Retirement, then:

(1) Effect on Non-Performance Based Awards. The following provisions shall apply to non-performance based Awards, including Awards as to which performance conditions previously have been satisfied or are deemed satisfied under Section 11(q)(ii), unless otherwise provided by the Committee in the Award document:

(i)	In the case of Non-409A Awards, to the extent permitted without causing the Award to become subject to Code Section 409A:

(A)	all forfeiture conditions and other restrictions applicable to Awards granted under the Plan shall lapse and such Awards shall be fully payable as of the time of the termination of employment without regard to vesting or other conditions, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 11(a); and

(B)	any Award carrying a right to exercise that was not previously exercisable and/or vested shall, in the discretion of the Committee as set forth in the Award document, either (1) continue to vest in accordance with the original vesting schedule without the requirement for continued employment, or (2) become fully exercisable and/or vested as of the time of the termination of employment; and, in each case, shall remain exercisable and/or vested for the earlier of (x) the balance of the stated term of such Award without regard to any termination of employment or (y) one year from the termination of employment or vesting.

(ii)	In the case of 409A Awards, if and to the extent permitted under Code Section 409A:

(A)	all deferral of settlement, forfeiture conditions and other restrictions applicable to an unvested Award granted under the Plan shall lapse and such Awards shall be fully payable as of the time of the termination of employment without regard to deferral and vesting conditions, except to the extent of any waiver by the Participant (if permitted under Section 409A) and subject to applicable restrictions set forth in Section 11(a); and

(B)	any Award carrying a right to exercise that was not previously exercisable and/or vested shall, in the discretion of the Committee as set forth in the Award document, either (1) continue to vest in accordance with the original vesting schedule without the requirement for continued employment, or (2) become fully exercisable and/or vested as of the time of termination of employment and, in each case, shall remain exercisable and/or vested for the earlier of (x) the balance of the stated term of such Award without regard to any termination of employment or (y) one year from the termination of employment or vesting.

(2) Effect on Performance-Based Awards. With respect to an outstanding Award subject to achievement of performance goals and conditions, such performance goals and conditions shall be deemed to be met or exceeded if and to the extent that such performance goals are actually met or exceeded subsequent to the termination of employment or as otherwise provided by the Committee in the Award document governing such Award or other agreement with the Participant, to the maximum extent permitted under Section 409A in the case of 409A Awards.

AMERICAN EAGLE OUTFITTERS, INC.

The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Mary M. Boland, Charles P. Sandel and Jennifer B. Stoecklein, or any of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held at the Company’s offices located at 417 Fifth Avenue, New York, New York on Thursday, May 29, 2014 at 11:00 a.m., local time, and at any adjournment or adjournments thereof as follows:

This proxy is solicited on behalf of the Board of Directors.

(Continued, and to be dated and signed, on the other side)

▲    PLEASE DETACH PROXY CARD HERE    ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be held May 29, 2014. The Proxy Statement and our 2013 Annual Report are available at: http://viewproxy.com/ae/2014/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

		FOR	AGAINST	ABSTAIN
1.	Proposal One. Election of Directors.
	01 MICHAEL G. JESSELSON	☐	☐	☐
	02 ROGER S. MARKFIELD	☐	☐	☐
	03 JAY L. SCHOTTENSTEIN	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Proposal Two. Hold an advisory vote on the compensation of our named executive officers.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Proposal Three. Approve the Company’s 2014 Stock Award and Incentive Plan.	☐	☐	☐

4.	Proposal Four. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2015.	☐	☐	☐

5.	In their discretion to vote upon such other matters as may properly come before the meeting.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4.

Please sign and date this Proxy below

and return in the enclosed envelope.

I plan on attending the meeting  ☐

Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Date	, 2014

(Signature)

(Signature of joint owner)

▲    PLEASE DETACH PROXY CARD HERE    ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com	TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683	MAIL Vote Your Proxy by Mail:
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.